UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington. D.C. 20549

SCHEDULE 14A

INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.            )

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FORTERRA, INC.

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Dear Stockholders,

I would like to invite you to join us at Forterra’s Annual Meeting of Stockholders on Wednesday, May 22, 2019, at 9:00 a.m., local time, at our corporate headquarters, which is located at 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062.

During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and this Proxy Statement.

In addition to the Proxy Statement you should have received a copy of our Annual Report on Form 10-K for fiscal year 2018, which we encourage you to read. It includes information about our operations as well as our audited, consolidated financial statements. You can also access a copy of our 2018 Annual Report on Form 10-K on the Company’s website at forterrabp.com.

Please take this opportunity to participate in the affairs of our company by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card or voting instruction card or vote electronically on the Internet or by telephone. See “About the Annual Meeting-How do I vote by proxy?” in the Proxy Statement for more details. Returning the proxy card or voting instruction card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters to be acted upon at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

April 19, 2019

Sincerely,

Jeff Bradley

Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to Be Held on May 22, 2019.

The Proxy Statement and accompanying 2018 Annual Report to Stockholders are available at www.proxydocs.com/FRTA.

NOTICE OF ANNUAL MEETING

TIME AND DATE:	9:00 a.m., local time, on Wednesday, May 22, 2019

LOCATION:	Forterra, Inc.

511 E. John Carpenter Freeway, Suite 600

Irving, TX 75062

ITEMS OF BUSINESS:	The following matters of business will be voted on at the meeting:

•	To elect the three director Class III nominees named in the Proxy Statement to hold office until the 2022 annual meeting;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019;

•	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement; and

•	To conduct such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

RECORD DATE:	Only stockholders of record as of the close of business on April 2, 2019 are entitled to receive notice of, to attend and to vote at the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING:	Whether or not you plan to attend, we urge you to review these materials carefully and to vote by Internet, by telephone or by mailing your proxy card or voting instruction card. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

By Order of the Board of Directors,

Lori M. Browne

Executive Vice President & General Counsel

Irving, Texas

April 19, 2019

PROXY STATEMENT TABLE OF CONTENTS

PROXY SUMMARY

We are providing these proxy materials in connection with the 2019 Annual Meeting of Stockholders of Forterra, Inc. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should carefully read this Proxy Statement before voting. For more complete information regarding the Company’s 2018 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, or the 2018 Form 10-K.

2019 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Record Date	Location
May 22, 2019 at 9:00 a.m. (local time)	April 2, 2019	Forterra, Inc. Headquarters 511 E. John Carpenter Freeway, Suite 600 Irving, Texas 75062

Agenda Items:

Proposal		Board Recommendation	Page Reference
1	Election of the three Class III director nominees named in this Proxy Statement	FOR EACH NOMINEE	6
2	Ratification of the appointment of Ernst & Young LLP for 2019	FOR	7
3	Advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement	FOR	8

VOTING YOUR SHARES

You are entitled to vote your shares if you were a stockholder at the close of business on April 2, 2019, the record date for the Annual Meeting. You may vote:

•	By Telephone – You may call the number listed on your proxy card or voting instruction card.

•	By Mail – You may complete, sign, date and return your proxy card or voting instruction card in the envelope provided.

•	By Internet – You may vote electronically on the Internet by visiting the webpage address listed on your proxy card or voting instruction card.

•	In Person – You may attend the Annual Meeting in person and vote by ballot at that time.

See “About the Annual Meeting-How do I vote by proxy?” below and your proxy or voting instruction card accompanying this Proxy Statement for further information.

ABOUT THE ANNUAL MEETING

We are providing these proxy materials in connection with the 2019 Annual Meeting of Stockholders of Forterra, Inc., or the Annual Meeting. This Proxy Statement, the accompanying proxy card or voting instruction card, and the Company’s 2018 Annual Report to Stockholders were first mailed to stockholders on or about April 23, 2018. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully. Unless the context otherwise indicates, references to “Forterra,” “our company,” “the Company,” “us,” “we” and “our” refer to Forterra, Inc. and its consolidated subsidiaries.

Who is soliciting my vote?

The Board of Directors of the Company, or the Board, is soliciting your vote in connection with the 2019 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

The meeting will be the Company’s regular, Annual Meeting of Stockholders. You will be voting on the following matters at the Annual Meeting:

1.	To elect the three Class III director nominees named in the Proxy Statement to hold office until the 2022 annual meeting;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019; and

3.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

Stockholders will also act upon such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

How does the Board of Directors recommend I vote?

The Board recommends a vote:

1.	For the election of Clint McDonnough, John McPherson, and Jacques Sarrazin as Class III directors to hold office until the 2022 annual meeting;

2.	For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019; and

3.	For the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

The Board set April 2, 2019 as the record date for the Annual Meeting, or the Record Date. All stockholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

Who is entitled to attend the Annual Meeting?

Only persons with evidence of stock ownership as of the Record Date or who are invited guests of the Company may attend and be admitted to the Annual Meeting. Stockholders with evidence of stock ownership as of the Record Date may be accompanied by one guest. Photo identification will be required (e.g., a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the Record Date. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.

How many votes can be cast by stockholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 64,262,710 shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person or a proxy card or voting instruction card has been properly submitted by you or on your behalf or you have voted electronically on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters and (2) has not received voting instructions from the beneficial owner in respect of those specific matters.

How many votes are required to elect directors and approve the other proposals?

Directors are elected by a plurality of the votes cast. This means that the individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will not affect the outcome of the election of directors.

In respect of proposals 2 and 3, to be approved, such proposal must receive the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against such proposal. Broker non-votes will not affect the outcome of any of these proposals.

Although it will be considered by the Board and our Compensation Committee, the result of the advisory vote on the compensation of the Company’s named executive officers is not binding on the Board.

Lone Star Fund IX (U.S.), L.P., which we refer to in this Proxy Statement, along with its affiliates and associates (excluding us and other companies that it owns as a result of its investment activities), as Lone Star, beneficially owns approximately 70.2% of the Company’s common stock through Forterra US Holdings, LLC, our controlling stockholder. Lone Star has indicated that it will vote its shares in favor of the Class III director nominees named in this Proxy Statement and in favor of Proposals 2 and 3. If Lone Star votes as it has indicated, its vote is sufficient to satisfy the quorum and voting requirements necessary to elect the director nominees and to approve Proposals 2 and 3.

How do I vote by proxy?

You can vote your shares by completing and returning the proxy card or voting instruction card accompanying this Proxy Statement. You also have the option of voting your shares electronically on the Internet or by telephone.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy and electronically on the Internet or by telephone.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board. Similarly, if you vote electronically on the Internet or by telephone and do not vote on all matters, your shares will be voted in accordance with the recommendations of the Board for the matters on which you do not vote. In connection therewith, the Board has designated Jeff Bradley and Lori Browne as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. Similarly, if you vote electronically on the Internet or by telephone and vote on any matter, your shares will be voted in accordance with your instruction. If any other matter properly comes before the Annual Meeting, the shares will be voted in the discretion of the persons voting pursuant to the respective proxies.

If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of independent registered public accounting firms. However, brokers do not have the discretion to vote on the election of directors or the advisory vote on the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement or you vote electronically over the Internet or by telephone, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card, a later-dated electronic vote over the Internet or by telephone or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

PROPOSAL 1. ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will be asked to elect the three Class III directors named in this Proxy Statement to serve on the Board. The Company’s Certificate of Incorporation provides that the Board shall consist of not fewer than two nor more than 15 directors with the exact number to be determined from time to time by resolution adopted by the Board. Our Board currently consists of 10 directors. Our Certificate of Incorporation provides that our Board shall be divided into three classes, with the term of office of one class expiring each year. The terms of office of Classes I, II and III end at the 2020 annual meeting, the 2021 annual meeting, and the Annual Meeting, respectively. Each class consists, as nearly as possible, of one-third of the total number of directors. Currently, Class I consists of four directors, and Classes II and III each consist of three directors. Pursuant to our Certificate of Incorporation, beginning with the 2020 annual meeting of stockholders, directors in the class the term of which expires at the meeting will be elected to hold office for a one-year term, with the Board ultimately being fully declassified following the 2022 annual meeting of stockholders

At the Annual Meeting, three individuals will be elected for three-year terms expiring in 2022. Our Board has nominated Messrs. Clint McDonnough, John McPherson, and Jacques Sarrazin be reelected to Class III directors for terms of three years, each expiring at the 2022 annual meeting of stockholders. Messrs. McDonnough, McPherson and Sarrazin currently serve as directors.

When elected, the directors serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. The Board believes that each of the three nominees is highly qualified and has experience, skills, background and attributes that qualify each of them to serve as a director of Forterra. Please see “The Board and Its Committees” below for information about the nominees for election as directors and the current members of the Board who will continue serving following the Annual Meeting, their business experience and other pertinent information.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy card or voting instruction card or vote electronically over the Internet or by telephone, your shares will be voted for the election of the three nominees recommended by the Board unless you choose to abstain or vote against any of the nominees. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee or nominees as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director. The Company did not receive any stockholder nominations for director for the Annual Meeting.

Directors are elected by a plurality of the votes cast. This means that the three individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes will not affect the outcome of the election of directors.

The Board of Directors unanimously recommends that you vote FOR all three of its Class III director nominees.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to audit the consolidated financial statements of the Company as of December 31, 2019 and for the fiscal year then ending. At the Annual Meeting, stockholders will be asked to ratify the appointment of Ernst & Young LLP.

The Company has been advised by Ernst & Young LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors and consultants. The Company has also been advised that representatives of Ernst & Young LLP will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Certificate of Incorporation nor the Company’s Bylaws require that stockholders ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may, nonetheless, retain Ernst & Young LLP as the Company’s independent registered public accountants. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is necessary to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019. Abstentions have the same effect as a vote against the proposal. Because brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal, broker non-votes will not affect the outcome of this proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

PROPOSAL 3. ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY-ON-PAY)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, and related rules of the Securities Exchange Commission, or the SEC, we are asking our stockholders to approve, on an advisory basis, the compensation paid to our named executive officers, or NEOs, as disclosed in the “Compensation Discussion and Analysis” section of this Proxy Statement and the compensation tables and narrative discussion that follow such section.

Although this vote is not binding on our company, it will provide information to the Compensation Committee of our Board regarding investor views about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when determining executive compensation in the future.

In connection with this proposal, you are encouraged to carefully review the Compensation Discussion and Analysis section as well as the information contained in the executive compensation tables and accompanying narrative discussion in this Proxy Statement. The Compensation Committee believes our executive compensation program is reasonable and aligned with stockholder interests.

At our 2017 Annual Meeting of Stockholders, our stockholders voted, on an advisory basis, in favor of holding an advisory vote on the Company’s named executive officer compensation every year. In consideration of the results of this advisory vote, our Board has adopted a policy providing for annual say-on-pay votes. Unless our Board modifies this policy, our next advisory vote on compensation following this vote will be held at our 2020 Annual Meeting of Stockholders.

Our stockholders are being asked to approve, by advisory vote, the following resolution relating to the compensation of our named executive officers as reported in this Proxy Statement:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion contained in this Proxy Statement.”

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is necessary to approve, on an advisory basis, the compensation of the Company’s named executive officers. Abstentions have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of the proposal.

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board believes that its members, and the Board as a whole, should possess the appropriate combination of skills, professional experience, and diversity of backgrounds to oversee the Company’s business. The Board also believes there are certain attributes each individual director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually as well as in the broader context of the Board’s overall composition and the Company’s current and future needs. The Nominating and Corporate Governance Committee is responsible for periodically reviewing with the Board the appropriate skills and characteristics that Board members should possess in the context of the current make-up of the Board and the Company’s current circumstances. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve. This assessment takes into consideration all factors deemed relevant by the Nominating and Corporate Governance Committee, including the matters described under “Committees of the Board of Directors-Nominating and Corporate Governance Committee” below. For incumbent directors, the factors also include past performance on the Board and its committees.

The following discussion sets forth the names, ages and background information of the nominees for election as director and the current members of the Board who will continue serving following the Annual Meeting, as well as each individual’s specific experience, qualifications and skills that led the Board to conclude that each such nominee/director should serve on the Board. The individuals who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter.

NOMINEES

Clint McDonnough—Mr. McDonnough, age 63, is a Class III director and has been a member of our Board since October 2016. Mr. McDonnough has been the Managing Partner of McDonnough Consulting LLC, a consulting firm, since May 2016. Before retiring in June 2015, Mr. McDonnough served 38 years at Ernst & Young LLP, most recently serving as the Managing Partner of the firm’s Dallas office. In his role as Managing Partner, Mr. McDonnough was responsible for leading all day-to-day practice operations in one of the firm’s largest markets. Prior to serving as Managing Partner, Mr. McDonnough was the firm’s Managing Partner of Assurance & Advisory Business Services for the southwest area practice. Mr. McDonnough has been a member of the board of directors of UDR, Inc. and ORIX USA Corporation since February 2016 and April 2016, respectively. Mr. McDonnough is also active in, and serves on the boards of, several charitable and educational organizations.

Mr. McDonnough brings a significant level of financial and accounting expertise to the Board developed during his more than 35 year career with Ernst & Young LLP. This experience, in particular his experience gained working with numerous listed companies, provides valuable insight regarding public company reporting matters, as well as insight into the process of an audit committee’s interactions with the board and management.

John McPherson—Mr. McPherson, age 50, is a Class III director and has been a member of our Board of Directors since October 2016. Mr. McPherson served as Executive Vice President, Chief Financial and Strategy Officer of Vulcan Materials Company, a publicly-traded producer of construction aggregates, asphalt mix and ready-mixed concrete, from July 2014 through August 2018, and remained as Executive Vice President, Chief Strategy Officer through December 2018. Prior to assuming those roles, Mr. McPherson served in a number of other roles for Vulcan, including Executive Vice President and Chief Financial Officer from January 2014 to June 2014, Senior Vice President – East Region from November 2012 to December 2013 and Senior Vice President, Strategy and Business Development from October 2011 to November 2012. Before joining Vulcan in October 2011, Mr. McPherson worked at McKinsey & Company, Inc., a global management consulting firm, beginning in 1995, most recently serving as a Senior Partner from 2006 to 2011. Mr. McPherson is a graduate of Stanford University where he earned both a B.A. in Economics and an M.B.A.

Mr. McPherson brings a significant level of financial and accounting expertise to the Board developed during his professional career, including through his service as a Chief Financial Officer. Mr. McPherson’s valuable public company experience also provides the Board with valuable insight regarding public company reporting matters, as well a first-hand view of management’s day-to-day duties and responsibilities.

Jacques Sarrazin—Mr. Sarrazin, age 69, is a Class III director and has been a member of our Board since October 2016. Mr. Sarrazin has also been a Partner at and President of JMH Conseil, a strategy and development consulting firm, since 2015. Mr. Sarrazin has also been an Affiliate Partner at Lindsay Goldberg, a private equity fund, since 2015. Prior to 2015, Mr. Sarrazin held a number of executive positions with Lafarge SA, a French industrial company, over a period of almost 25 years, most recently serving as Group Vice President of Strategy from 2007 to 2014. Prior to Lafarge, Mr. Sarrazin was employed by Pechiney, an aluminum company, and served as a research fellow at Ecole Polytechnique in Paris. Mr. Sarrazin holds a degree in Mining Engineering from Ecole des Mines, Nancy and a PhD from the University of Texas at Austin.

Mr. Sarrazin brings a significant level of industry experience to the Board developed during his approximately 25 year career in the industrial and construction industries, including as an executive at Lafarge. His service as an executive also provides the Board with valuable insight regarding management’s day-to-day duties and responsibilities.

CONTINUING DIRECTORS

Jeff Bradley—Mr. Bradley, age 58, is a Class I director and has served as our Chief Executive Officer since September 2015 and a member of our Board since July 2016. Mr. Bradley joined Forterra from Globe Specialty Metals, a publicly-traded producer of silicon metal and silicon based alloys, where he served as Chief Executive Officer from 2008 through 2015, when the company was purchased by Ferroglobe plc. From 2005 to 2008, Mr. Bradley served as Chairman and Chief Executive Officer of Claymont Steel, a U.S. custom steel plate producer. Prior to Claymont Steel, Mr. Bradley held numerous key roles at Worthington Industries. Mr. Bradley holds a Bachelor of Science degree in Business Administration from Loyola University.

As our Chief Executive Officer, Mr. Bradley brings a deep understanding of our business, operations and strategic planning to the Board. Mr. Bradley also has extensive industry and public company experience gained through his prior service as Chief Executive Officer of Globe Specialty Materials and Claymont Steel, where he successfully led each company through its initial public offering and its early stages as a public company. Mr. Bradley’s board service will also provide a direct and open channel of communications between the Board and management.

Richard “Chip” Cammerer, Jr.—Mr. Richard Cammerer, Jr., also known as Chip, age 45, is a Class II director and has been a member of our Board since April 2018. Mr. Cammerer has been a Managing Director with Hudson Advisors L.P., a related party of Lone Star and ours, since January 2016. Mr. Cammerer has over 20 years of experience within the commercial and investment banking industry, advising corporate clients and boards on a range of strategic and financial transactions. He served as Managing Director of Consumer & Retail Investment Banking Group at RBC Capital Markets LLC from June 2014 to January 2016. From 2006 to June 2014, he held various roles within Citigroup Global Markets Inc.’s investment banking arm in New York, most recently being promoted to Managing Director of the industry team in 2010. Previously, he held roles in Deutsche Bank Securities Inc., Banc of America Securities LLC and Bank of America, N.A. Mr. Cammerer served as Non-Executive Director of Forterra plc., a former affiliate of ours, from March 2016 to April 2017 and currently serves as a member of the board of other private companies. Mr. Cammerer holds a Bachelor degree in Business Administration in Finance from Southern Methodist University and a Master of Business Administration degree from Vanderbilt University with a dual concentration in Finance and Accounting.

Mr. Cammerer’s background, including as a commercial and investment banker serving a wide variety of industries, allows him to bring broad financial management and financial markets expertise to the Board that allows him to make valuable contributions to our capital structure and financing and investing activities. In addition, Mr. Cammerer’s past and current leadership and oversight roles for a number of other companies allow him to assist the Board in strategic, financial and operational decisions.

Rafael Colorado—Mr. Colorado, age 41, is a Class II director and has been a member of our Board since September 2018. Mr. Colorado serves as a Managing Director with Hudson Advisors L.P., a related party of Lone Star and ours, a position he has held since April 2019, and where he served as Director from January 2016 through April 2019. In his role, Mr. Colorado advises on legal issues impacting operating companies that are affiliates of Lone Star within North America, as well as other corporate investments for which Hudson or its subsidiaries provide underwriting and asset management services in North America. In particular, Mr. Colorado has been actively involved in the negotiation and closing of numerous acquisitions, asset sales and lending transactions, for the Company and other Lone Star portfolio companies. This is Mr. Colorado’s second stint with Hudson having previously served as a Vice President from 2008 to 2012. Before rejoining Hudson, Mr. Colorado was a Partner at the law firm of Perkins Coie LLP, from 2012 to 2016, where he supported clients in various types of mortgage banking transactions, private and public securities offerings, debt financing transactions and mergers and acquisitions. Prior to his time at Hudson, Mr. Colorado was an attorney with Bank of America and a Certified Public Accountant with Ernst & Young LLP. Mr. Colorado currently serves as a member of the board of directors of a number of privately held companies. Mr. Colorado graduated from the University of Texas at Austin where he obtained a Bachelor of Business Administration degree and a Master of Professional Accounting degree. Mr. Colorado also received a Juris Doctor degree with honors from the University of Texas School of Law. Mr. Colorado is a Certified Public Accountant in the state of Texas.

Mr. Colorado brings to the Board his extensive experience in private equity and the financial markets. His legal and financial education and qualifications, as well as his significant experience with capital and debt markets transactions and with the management of investments in many different types of businesses enable him to contribute solid insight and assistance both in respect of the Company’s transactions and its capital structure, including financing and investing activities. His financial and legal background will assist management and the Board in addressing a wide variety of issues we may face.

Robert Corcoran—Mr. Corcoran, age 59, is a Class I director and has been a member of our Board since October 2016. Mr. Corcoran is Senior Advisor – Global Operations for Hudson Advisors LP, a related party of Lone Star and ours, a position he has held since January 2016. Mr. Corcoran was formerly President and Chief Operating Officer of Hudson Advisors, a position he held from July 2014 to December 2015, and prior to that served as President and Chief Financial Officer of Hudson Advisors starting in 1993. Before joining Hudson Advisors, Mr. Corcoran served as the Controller for Brazos Asset Management, Inc. and American Real Estate Group. Mr. Corcoran began his career with the accounting firm of Touche Ross & Co. in San Antonio. He is a CPA and holds a Bachelor of Science degree from the University of Texas at San Antonio.

Mr. Corcoran brings a significant level of management and asset-oversight expertise to the Board from his career with Hudson Advisors. His service as an executive also provides the Board with valuable insight regarding management’s day-to-day duties and responsibilities.

Chad Lewis—Mr. Lewis, age 36, is a Class I director and has been a member of our Board since April 2018. Mr. Lewis is a Director of Hudson Americas L.P., a related party of Lone Star and ours, where he is responsible for executing and managing private equity investments, a position he has held since January 2019. Previously, Mr. Lewis held other roles at Hudson America, L.P., serving as a Vice President from June 2015 to December 2018 and as an Associate from January 2015 to June 2015. Prior to Hudson Americas, Mr. Lewis was a Consultant at Bain & Company from January 2014 to January 2015 and an Associate at Prospect Partners, LLC from August 2009 to July 2011. Mr. Lewis began his career as an investment banking analyst, and later an Associate, at Lincoln International. Mr. Lewis holds an MBA from the University of Texas at Austin, which was earned between his time at Prospect Partners and Bain & Company, and a Bachelor of Science with Special Attainments in Commerce from Washington and Lee University, where he graduated cum laude. Mr. Lewis has also served as a member of the board of directors of Foundation Building Materials, Inc. since April 2018 as well as on the board of directors of another privately held company.

Mr. Lewis brings broad expertise in financial and operational management to the Board. His extensive experience in private equity and the financial markets also allows him to make valuable contributions with respect to our growth initiatives, acquisitions and investing activities. His responsibilities for Lone Star’s companies, including in connection with our company, also provide Mr. Lewis with a valuable working knowledge of our business and operations.

Chris Meyer—Mr. Meyer, age 47, is a Class II director and has been Chairman of our Board since July 2017 and a member of our Board since October 2016. Mr. Meyer has been Senior Managing Director of Lone Star North America Acquisitions, L.P., an affiliate of ours and Lone Star, since April 2018, where he leads all acquisition efforts for Lone Star in North America. Prior to his role at Lone Star, Mr. Meyer served as Managing Director of Hudson Americas L.P., a related party of Lone Star and ours, from February 2015 through April 2018, where he had oversight responsibility for all of Lone Star’s private equity investments, including our company, and also assisted with the due diligence and underwriting of potential operating company investments. Prior to joining Hudson Americas, Mr. Meyer held a number of positions with McKinsey & Company, Inc., a global management consulting firm, most recently serving as a Director (Senior Partner). While at McKinsey, Mr. Meyer managed the Dallas office, co-led the Consumer Practice group and co- founded McKinsey’s Consumer Marketing Analytics Center. Mr. Meyer has served as a member of the board of directors of Foundation Building Materials, Inc. since February 2017 and currently serves as a member of the board of directors of a number of privately held companies, including several for which he serves as chairman. Mr. Meyer earned a Bachelor of Science degree in Industrial Engineering from North Carolina State University and a Masters of Business Administration degree from Harvard Business School.

Mr. Meyer’s background, including as a management consultant in a wide range of industries, allows him to assist the Board in understanding and addressing a wide variety of the issues it faces. Mr. Meyer also brings significant financial and operational expertise developed through his past and current leadership and oversight roles. His responsibilities for Lone Star’s companies, including our company, also provide Mr. Meyer with a deep working knowledge of our business and operations.

Allison Navitskas—Ms. Navitskas, age 43, is a Class I director and has been a member of our Board since January 2019. Ms. Navitskas currently serves as a consultant to Lone Star, an affiliate of Lone Star and ours. Most recently, Ms. Navitskas served as a Managing Director, Global Business Development and Strategy, with Lone Star, a position she held since March 2018. Previously, Ms. Navitskas was a Managing Director with Hudson Advisors L.P., a related party of Lone Star and ours, serving in a variety of roles including Head of Asset Management for LStar Capital, a corporate direct lending platform, from September 2016 to February 2018, and as Director, Senior Counsel from August 2014 through August 2016. During her time at Hudson, Ms. Navitskas provided services in both business and legal capacities, which have included negotiation and closing of numerous acquisitions, asset sales and lending transactions as an in-house attorney, as well as heading the asset management and workout practice for LStar Capital. Ms. Navitskas has served on the board of directors for several private companies. Prior to joining Hudson in 2012, Ms. Navitskas was Vice President/Associate General Counsel at FelCor Lodging Trust Incorporated, a real estate investment trust in the hospitality sector. Ms. Navitskas was engaged in the private practice of law with Jenkens & Gilchrist P.C. and later at Hunton & Williams LLP specializing in financial institutions, mergers and acquisitions, corporate finance, and securities law. She is a graduate of Columbia College. She earned a juris doctor degree from the University of Michigan Law School and an MBA from the University of Michigan’s Ross School of Business. Ms. Navitskas also holds the Chartered Financial Analyst® designation.

Ms. Navitskas brings significant experience in private equity and the financial markets that we expect to assist with our business. Her extensive education and qualifications in the legal, business, and finance fields as well as her extensive experience with capital and debt markets transactions, allow her to make valuable contributions with respect to our capital structure and financing and investing activities. Her legal background provides valuable insight to the Board and her significant financial experience will assist management and the Board in addressing a wide variety of issues we may face.

MEETINGS OF THE BOARD OF DIRECTORS

The Board holds regularly scheduled meetings throughout the year and holds additional meetings from time to time as it deems necessary or desirable to carry out its responsibilities. In addition, our non-management directors meet as a group at each regularly scheduled Board meeting in an executive session in which Mr. Bradley and other members of management are not present. The Board held twelve meetings in fiscal 2018. All directors attended at least 75% of all meetings of the Board and of the Committees thereof on which they served during the year (or portion thereof during which such director served). Our Principles of Corporate Governance provides that directors are expected to attend annual meetings of stockholders; one director attended the 2018 annual meeting of stockholders.

DIRECTOR COMPENSATION

For service during 2018, each of our independent directors received an annual retainer of $75,000, with an additional $20,000 annual fee for service as the chair of the Audit Committee, $15,000 annual fee for service as the chair of the Compensation Committee, $10,000 annual fee for service as the chair of the Nominating and Corporate Governance Committee and $7,500 annual fee for service on a committee of the Board. All such cash fees are paid quarterly in arrears. In addition, beginning at our 2018 annual meeting, each of our independent directors receives an award of equity with a grant date fair value of $100,000 per year in the form of restricted stock units which vest in full at the following annual meeting. Our Board approved these compensatory arrangements after reviewing director compensation practices at our peer companies.

We do not pay any additional compensation to directors who are members of our management or are employed by or consultants for Lone Star, but we reimburse all directors for out-of-pocket expenses they incur in connection with attending Board and committee meetings or otherwise in their capacity as directors.

The table below sets forth the compensation paid (or credited) to each of the Company’s independent directors during fiscal year 2018:

	Fees Earned or Paid in Cash		Stock Awards (2)	All Other Compensation	Total
Clint McDonnough	$107,000	(1)	$100,000	—	$207,000
John McPherson	$87,500		$100,000	—	$187,500
Jacques Sarrazin	$80,000		$100,000	—	$180,000

(1)	Includes committee fees paid in 2018 for prior year service.

(2)

Represents the aggregate grant date fair value of restricted stock unit awards granted under the Company’s 2016 Stock Incentive Plan, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation, or ASC 718. The fair value reported equals the number of restricted stock units granted to each independent director multiplied by the closing of $8.77 per share on the date of grant. A grant of 11,403 restricted stock units was made to each of Messrs. McDonnough, McPherson, and Sarrazin on May 24, 2018, all of which will vest on the date of the Annual Meeting. None of our directors otherwise held any unvested stock or option awards as of December  31, 2018.

CONTROLLED COMPANY EXEMPTION

Because Lone Star controls more than 50% of our common stock, we are a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Accordingly, we currently avail ourselves of the “controlled company” exception available under the Nasdaq rules which exempts us from certain corporate governance requirements, such as the requirements that a company have a majority of independent directors on its board of directors, that compensation of the executive officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors, and that director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominations committee comprised solely of independent directors.

DIRECTOR INDEPENDENCE

The Board has affirmatively determined that each of Messrs. McDonnough, McPherson and Sarrazin is independent under Nasdaq and SEC rules. In making this determination regarding Mr. McPherson, the Board considered that during 2018, he served as the Chief Financial and Strategy Officer of Vulcan Materials Company, or Vulcan, and that the Company, in the ordinary course of its business, purchased approximately $5 million in aggregate materials for its operations from Vulcan on an arms’ length basis. Mr. McPherson had no personal involvement in these transactions, and the Board concluded that Mr. McPherson has no direct or indirect material interest in these arms’-length transactions between Vulcan and the Company. Nasdaq’s definition of independence includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

BOARD LEADERSHIP STRUCTURE

Our Principles of Corporate Governance provide that the Board shall periodically evaluate and make a determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon the circumstances. Currently, the roles are separate and the Board is led by a non-executive Chairman, Mr. Meyer. The Board has determined that having a non-executive Chairman provides significant advantages to the Board, as it allows Mr. Bradley to focus on the Company’s day-to-day operations, while allowing the Chairman to lead our Board in its role of providing oversight and advice to management. The Principles of Corporate Governance, however, provide us with the flexibility to combine these roles in the future, permitting the roles of Chief Executive Officer and Chairman to be filled by the same individual. This provides our Board with the ability to periodically evaluate and determine whether the two roles should be combined in the future based on Company needs and our Board’s assessment of our leadership structure from time to time.

In addition, pursuant to the Company’s Principles of Corporate Governance, the independent directors may appoint an independent director to serve as the lead independent director for a period of time as determined by the independent directors as a group. The lead independent director’s responsibilities will include such responsibilities delegated thereto by the Board, and may also include: presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; approving information sent to the Board; approving the agenda and schedule for Board meetings to provide that there is sufficient time for discussion of all agenda items; serving as liaison between the Chairman and the independent directors; and being available for consultation and communication with major stockholders upon request. Any lead independent director shall have the authority to call executive sessions of the independent directors. The Board does not currently have a lead independent director.

BOARD ROLE IN RISK OVERSIGHT

While management has primary responsibility for managing risk, our Board has responsibility for overseeing our risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. In connection with this oversight process, the Board receives periodic updates from management on a variety of matters that impact its risk assessment. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, cybersecurity and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters.

While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company’s practices with respect to risk assessment and risk management. The Audit Committee also focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s independent registered public accounting firm. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its employees, including executives, and discusses the concept of risk as it relates to the Company’s compensation programs. Finally, the Nominating and Corporate Governance Committee manages risks associated with the independence of directors and Board nominees. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee—The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes of our company and subsidiary companies, and to oversee the internal and external audit processes. The Audit Committee also assists the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to stockholders and others and the system of internal controls established by management and the Board. The Audit Committee oversees the independent auditors, including their independence and objectivity. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist it in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors.

Since October 4, 2017, the Audit Committee has been comprised of Messrs. McDonnough, McPherson and Sarrazin, with Mr. McDonnough serving as Chair. The Board has determined that each of Messrs. McDonnough, McPherson, and Sarrazin is independent, as defined under and required by the federal securities laws and Nasdaq rules. The Board has determined that Mr. McDonnough qualifies as an audit committee financial expert under the federal securities laws and that each member of the Audit Committee is “financially literate” as required by Nasdaq rules, as such qualification is interpreted by the Board in its business judgment. The Audit Committee held eight meetings during fiscal 2018.

Compensation Committee—The primary responsibility of our Compensation Committee is to periodically review and approve the compensation and other benefits for our employees, officers and independent directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of those goals and objectives, and setting compensation for these officers based on those evaluations. Our Compensation Committee also administers and has discretionary authority over the issuance of stock awards under our equity incentive plan. The Compensation Committee may delegate authority to review and approve the compensation of our employees to certain of our executive officers, including with respect to awards made under our equity incentive plan. Even where the Compensation Committee does not delegate authority, our executive officers will typically make recommendations to the Compensation Committee regarding compensation to be paid to our employees and the size of grants of stock options, restricted stock and other forms of stock-based compensation.

Since January 10, 2019, the Compensation Committee has been comprised of Messrs. Meyer, McPherson and Lewis, with Mr. Meyer serving as Chair. From January 1, 2018 through March 31, 2018, the Compensation Committee was comprised of Messrs. Meyer and McPherson and Grant Wilbeck, with Mr. Meyer serving as Chair. From April 9, 2018 through December 21, 2018, the Compensation Committee was comprised of Messrs. Meyer and McPherson and Dominic LaValle, with Mr. Meyer serving as Chair. From December 21, 2018 to January 10, 2018, the Compensation Committee was comprised of Messrs. Meyer and McPherson, with Mr. Meyer serving as Chair. The Board has determined that Mr. McPherson is independent under Nasdaq rules. As discussed under “—Controlled Company Exemption” above, we are a controlled company, as such are not required to have a compensation committee comprised entirely of independent directors under Nasdaq rules. The Compensation Committee held five meetings during fiscal 2018.

Compensation Committee Interlocks and Insider Participation—During fiscal year 2018, Messrs. Meyer, McPherson, Wilbeck, and LaValle served as members of our Compensation Committee. None of these individuals was or has been an officer or employee of our Company. None of our executive officers currently serves or has served during the last completed fiscal year, as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board. For a description of the transactions between us and members of the Compensation Committee, and entities affiliated with such members, see the transactions described under “Certain Relationships and Related Party Transactions” below.

Nominating and Corporate Governance Committee—The Nominating and Corporate Governance Committee oversees all aspects of our corporate governance functions. The committee makes recommendations to our Board regarding director candidates and assists our Board in determining the composition of our Board and its committees. The qualifications that the Nominating and Corporate Governance Committee and Board consider in identifying qualified candidates to serve as directors include age, skills, such as financial background and abilities, education, professional and academic affiliations, industries served, length of service, positions held, and geographies served. The Nominating and Corporate Governance Committee also considers diversity of viewpoints, backgrounds, experience and other demographics in evaluating director candidates and how they contribute to the overall composition of the Board. The Nominating and Corporate Governance Committee assesses the effectiveness of its efforts at pursuing diversity across these measures as part of evaluating the composition of the Board. The Nominating and Corporate Governance Committee also considers director candidates recommended by stockholders and may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Once potential candidates are identified, including those candidates recommended by stockholders, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates. Final candidates are then chosen and then interviewed by other Board or management representatives. Based on the interviews, the Nominating and Corporate Governance Committee then makes its recommendation to the Board. If the Board approves the recommendation, the candidate is nominated for election. With regard to procedures for stockholder recommendations of directors candidates, please see the requirements described below for stockholder nominations of directors under “Stockholder Proposals.”

Since September 28, 2018, the Nominating and Corporate Governance Committee has been comprised of Messrs. Colorado, Lewis and McDonnough, with Mr. Colorado serving as Chair. From January 1, 2018 through March 31, 2018, the Nominating and Corporate Governance Committee was comprised of Mr. McDonnough, Kevin Barner and Kyle Volluz, with Mr. Volluz serving as Chair. From April 1, 2018 through April 8, 2018, the Nominating and Corporate Governance Committee was comprised of Messrs. McDonnough and Volluz, with Mr. Volluz serving as Chair. From April 9, 2018 through September 25, 2018, the Compensation Committee was comprised of Messrs. Lewis, McDonnough, and Kyle Volluz, with Mr. Volluz serving as Chair. The Board has determined that Mr. McDonnough is independent under Nasdaq rules. As discussed under “—Controlled Company Exemption” above, we are a controlled company, and as such are not required to have a nominating and governance committee comprised entirely of independent directors under Nasdaq rules. The Nominating and Corporate Governance Committee held one meeting during fiscal 2018.

Committee Charters—The Board has adopted formal charters for each of its three standing Committees. These charters establish the missions of the respective Committees as well as Committee membership guidelines. They also define the purpose, duties, and responsibilities of each Committee in relation to the Committee’s role in supporting the Board and assisting the Board in discharging its duties in supervising and governing the Company. The charters are available on the Company’s website at forterrabp.com by following the links to “Investors” and “Corporate Governance” and “Documents and Charters” or upon written request to the Company, as set forth under “Corporate Governance—Availability of Documents” below.

CONTACTING THE BOARD OF DIRECTORS

You can contact the Board to provide comments, to report concerns or to ask a question by writing to the following address: Board of Directors of Forterra, Inc. c/o General Counsel, 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062 or via electronic mail at GeneralCounsel@forterrabp.com. You may address the Board as a whole or any individual director or committee of the Board at the same address. You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier or other interested party.

Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

CORPORATE GOVERNANCE

The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act as well as various rules promulgated by the SEC, and Nasdaq. The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its stockholders.

The Board has approved Principles of Corporate Governance for the Company. The Principles of Corporate Governance address, among other things:

•	The role of the Board;

•	The composition of the Board, including size and membership criteria;

•	Board leadership;

•	Service on other boards and audit committees;

•	Functioning of the Board, including regularly held meetings and executive sessions of independent directors;

•	Structure and functioning of the committees of the Board;

•	Director access to management, employees and advisors;

•	Director compensation;

•	Succession planning; and

•	Board and committee performance evaluations.

CODE OF ETHICS

In addition to the Principles of Corporate Governance, the Board has adopted a Code of Ethics and Business Conduct. The Code of Ethics, along with the Principles of Corporate Governance, serves as the foundation for the Company’s system of corporate governance. It provides guidance for maintaining ethical behavior, requires that directors and employees comply with applicable laws and regulations, prohibits conflicts of interest and provides mechanisms for reporting violations of the Company’s policies and procedures.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC or Nasdaq rules, the Company will disclose such amendment or waiver and the reasons therefor within four business days following the date of such amendment or waiver on its website at forterrabp.com.

AVAILABILITY OF DOCUMENTS

The full text of the Principles of Corporate Governance, the Code of Ethics and Business Conduct and the Charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are accessible by following the links to “Investors,” “Corporate Governance” and “Documents and Charters” on the Company’s website at forterrabp.com. The Company will also furnish without charge a copy of the foregoing to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Forterra, Inc., 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062, Attention: General Counsel.

AUDIT COMMITTEE REPORT

REPORT OF THE AUDIT COMMITTEE ETHICS

The Audit Committee hereby reports as follows:

1.

Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.

The Audit Committee represents the Board in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with Company’s management the Company’s audited consolidated financial statements included in our 2018 Form 10-K.

3.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, Ernst & Young LLP, the overall scope of and plans for its audit. The Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed in Auditing Standard No. 1301, Communications with the Audit Committee, as adopted by the Public Company Accounting Oversight Board, or the PCAOB.

4.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence.

5.

Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board and the Board has approved the inclusion of the audited financial statements in our 2018 Form 10-K.

Clint McDonnough, Chair

John McPherson

Jacques Sarrazin

AUDIT AND NON-AUDIT FEES

The table below sets forth the fees billed to the Company by its independent registered public accounting firm, Ernst & Young LLP for the fiscal years indicated.

	2018	2017
	(in thousands)

Audit fees	$5,527	$8,078

Audit-related fees	$401	$523

Tax fees	—	—

All other fees	—	—

Total	$5,928	$8,601

Audit Fees—Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements; the reviews of the Company’s quarterly results of operations and reports on Form 10-Q; and the services that an independent auditor would customarily provide in connection with audits of the Company’s subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as consents and reviews of documents filed with the SEC.

Audit-related Fees—Consist of fees for accounting consultations related to acquisitions, regulatory filings and other financial accounting and reporting matters.

PRE-APPROVAL POLICIES AND PROCEDURES

In connection with our IPO, the Board adopted a written policy for the pre-approval of certain audit and non-audit services provided by the Company’s independent registered public accounting firm. The policy balances the need to ensure the independence of the Company’s independent registered public accounting firm while recognizing that in certain situations the Company’s independent registered public accounting firm may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee in compliance with the Sarbanes-Oxley Act of 2002. Certain basic services may also be pre-approved by the Chairman of the Audit Committee under the policy. However, any service that is not specifically pre-approved under the policy must be specifically pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules, and, if permissible, the potential effect of such services on the independence of the Company’s independent registered public accounting firm. All of the fees identified in the table above were approved in accordance with SEC requirements and pursuant to the policies and procedures described above.

EXECUTIVE OFFICERS

The following table sets forth the name, age and positions of each of our current executive officers:

Name	Age	Position
Jeff Bradley	58	Chief Executive Officer, Director
Charlie Brown	55	Executive Vice President and Chief Financial Officer
Richard Hunter	57	President, Drainage Pipe & Products
Vikrant Bhatia	41	President, Water Pipe & Products
Lori M. Browne	44	Executive Vice President, General Counsel and Corporate Secretary

Biographical information for Mr. Bradley is set forth in this proxy statement in the section entitled “The Board of Directors and its Committees.”

Charlie Brown—Mr. Brown has served as Executive Vice President and Chief Financial Officer since September 2017. Prior to joining Forterra, Mr. Brown spent 14 years with Oldcastle Materials, a supplier of aggregates, asphalt, cement, ready-mix concrete and construction and paving services in North America, where he most recently served as Chief Financial Officer beginning in 2008. Mr. Brown joined Oldcastle Materials as a Vice President of Finance in 2003 and was promoted to Senior Vice President of Finance in 2007. Prior to Oldcastle Materials, Mr. Brown held various finance and senior management roles of increasing responsibility at Vulcan Materials Company, a producer of construction aggregates and aggregates-based construction materials, from 1996 to 2003, and at PPG Industries, a global manufacturer of paints, coatings, and specialty materials, from 1990 to 1996. Mr. Brown holds a Bachelor of Arts in International Economics from The George Washington University in Washington, D.C. and a Master’s of Management from Northwestern University (Kellogg) in Evanston, Illinois.

Richard Hunter—Mr. Hunter has served as President, Drainage Pipe & Products since March 2019, and before assuming his current position, Mr. Hunter served as our Chief Operating Officer from June 2018 to March 2019, during which time he held responsibilities for improvement of our overall operations, including direct responsibility for all operations in our Water Pipe & Products segment from August 2018 to March 2019. Prior to joining us, Mr. Hunter served as Executive Vice President, Lean Manufacturing—Electrical Products for Trinity Industries, Inc., a diversified industrial company providing products and services to the energy, chemical, agriculture, transportation, and construction sectors, from September 2016 through May 2018, where he previously served as President, Parts & Components, LLC from January 2016 to August 2016 and as Vice President and Chief Manufacturing Officer from June 2013 to December 2016. Prior to joining Trinity Industries, Mr. Hunter served as Vice President, Crane Business System at Crane Corporation, a diversified industrial manufacturing firm, as Vice

President, Global Operations of Terex Corporation, a global manufacturer of lifting and material handling solutions, and Vice President of Operations, Tool Group Division for Danaher Corporation, a global manufacturer and service provider to professional, medical and industrial customers. Early in his career, Mr. Hunter rose through various roles of increasing responsibility first at General Motors Corporation and later at Delphi Corporation, a global automotive components manufacturer. Mr. Hunter holds a Masters of Business Administration, Operations and Strategic Planning from Purdue University, a Master’s in Manufacturing Management from Kettering University and a Bachelor of Science in Mechanical Engineering from Michigan State University.

Vikrant Bhatia—Mr. Bhatia has served as President, Water Pipe & Products since March 2019. Prior to assuming his current position, Mr. Bhatia served as our Executive Vice President from August 2017 to March 2019, during which time he held responsibilities, including responsibility on a corporate level for procurement, information technology, corporate marketing and, from August 2018 to March 2019, responsibility for the commercial aspects of our Water Pipe & Products segment. Prior to joining us, Mr. Bhatia served as Executive Vice President, Strategic Initiatives at Copart, Inc., a publicly-traded global provider of online auctions and vehicle remarketing services, from January 2016 through January 2017 and as Senior Vice President, Strategic Initiatives from December 2014 through January 2016. Before joining Copart, Mr. Bhatia spent 16 years at Boston Consulting Group, a global management consulting firm, in various roles and with numerous responsibilities, most recently serving as Partner and Managing Director from 2009 to December 2014. Mr. Bhatia holds a Master’s in Business Administration from Stanford University and a Bachelor of Science in Commerce, Finance and MIS from the University of Virginia.

Lori M. Browne—Ms. Browne has served as Executive Vice President, General Counsel and Corporate Secretary since December 2017 and previously served as Senior Vice President, General Counsel and Corporate Secretary from June 2016 through December 2017 and as Vice President and General Counsel from March 2015 to June 2016. From April 2007 through March 2015, Ms. Browne served first as General Counsel for Fairpay Solutions, Inc. through March 2014, and subsequently as Assistant General Counsel for Mitchell International, Inc. after Mitchell’s acquisition of Fairpay Solutions, Inc. Both Fairpay Solutions, Inc. and Mitchell International, Inc. provide health care technology services to property and casualty insurers. Prior to that, Ms. Browne represented a variety of business clients in private practice at Weil, Gotshal & Manges, LLP and Fulbright & Jaworski, LLP. Ms. Browne holds a Juris Doctor degree from The University of Texas School of Law and a Bachelor of Arts degree from Texas A&M University. She is admitted to practice law in the State of Texas.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, the Compensation Discussion and Analysis, or CD&A, we provide an overview of our compensation philosophy and each element of our executive compensation program with regard to the compensation awarded to, earned by, or paid to our named executive officers, or NEOs, during our fiscal year ended December 31, 2018.

For the fiscal year ended December 31, 2018, the following individuals constituted our NEOs.

Named Executive Officer	Title

Jeff Bradley	Chief Executive Officer

Charlie Brown	Executive Vice President, Chief Financial Officer

Vikrant Bhatia	President, Water Pipe & Products

Lori Browne	Executive Vice President & General Counsel

Mark Carpenter	Former President, Drainage Pipe & Products(1)

(1)	Mr. Carpenter resigned his position effective January 4, 2019.

During 2018, each of our NEOs was employed either by us or by a wholly-owned subsidiary of ours. References in this CD&A to compensation paid by us include compensation paid by these entities.

SUMMARY OF CORPORATE GOVERNANCE PRACTICES

Our compensation program incorporates the following best corporate governance practices that are designed to drive performance and serve our stockholders’ interests:

What We Do	What We Don’t Do

✓ Align pay to performance by ensuring a significant portion of executive compensation is tied to performance and not guaranteed	× No severance multiple in excess of one times base salary and target bonus

✓ Enforce a robust insider trading policy, including prohibiting derivative or other hedging transactions with our shares	× No excise tax gross-ups

✓ Provide minimal executive perquisites and executive benefits generally aligned to those available to all of our full-time employees	× No repricing or cash buyout of underwater stock options without stockholder approval

✓ Separate the roles of Chairman and Chief Executive Officer	× No defined benefit pension plans or enhanced retirement formulas

✓ Engage an independent compensation consultant	× No single-trigger change-in-control arrangements

Stockholders approved our advisory vote on the compensation of our named executive officers at our 2018 Annual Meeting with 98.8% support. Although our Compensation Committee considers the results of our say-on-pay vote when establishing NEO compensation, no changes were made to our compensation program in 2018 as a result of this vote.

COMPENSATION PHILOSOPHY

Our compensation programs are designed to attract, motivate, retain and reward our employees in order to promote our long-term success, growth and profitability. In setting compensation levels and designing program elements, we seek to establish overall compensation levels that are internally equitable and competitive within the industries in which we compete for talent. We regularly review our executive officer compensation program with the goal of motivating our executive team to achieve our strategic goals and aligning them with the interests of our stockholders. In particular, we seek to:

•

Align the base salary and incentive compensation of our executive officers to those of comparable companies of similar size in our industry to enable us to hire and retain skilled, experienced and talented individuals;

•

Focus a meaningful portion of our executive officers’ compensation on achieving financial metrics that are tied to the Company’s performance over both short-term and long-term horizons, thereby aligning their interests to those of our stockholders;

•	Recognize and reward individual excellence; and

•	Provide balanced incentives that motivate our executives to achieve our short-term and long-term goals without incentivizing executives to take excessive risks.

ELEMENTS OF 2018 COMPENSATION

The principal elements of our 2018 compensation program are described in the table below:

Element	Description	Objective
Base salary	Fixed level of annual cash compensation, reviewed annually.	Provides a competitive level of base pay designed to attract and retain qualified executives

Annual incentive compensation	Annual cash performance bonus payable based upon attainment of short-term objectives. The total target level of annual incentive compensation is set for each individual as a percentage of that individual’s base salary. Annual incentive awards are then earned based on (i) the achievement of financial metrics of the Company and/or one of its segments, and (ii) the achievement by that individual of certain individual goals established by the Compensation Committee, for Mr. Bradley, and established by Mr. Bradley for his direct-reports, including all other NEOs. Payment of annual incentive compensation can range from 0% to 200% of the targeted amount.	Motivates executives to drive performance and rewards executives for achievement in key areas of operational and financial performance.

Long-term equity Incentives	Under our 2016 Stock Incentive Plan and our 2018 Stock Incentive Plan, the Compensation Committee may grant executives various types of awards tied to our stock. During 2018, our NEOs were awarded stock options and restricted stock units, each of which vests ratably over a three-year period.	Directly aligns our executives’ interests with those of our stockholders and incentivizes them to increase overall stockholder return and value as well as helps develop an ownership culture in the Company; Provides retentive value.

Element	Description	Objective

Long-term return- driven incentive compensation	Cash-based long term incentive plan established prior to our IPO and funded entirely by Forterra US Holdings, LLC, our majority stockholder, in which certain of our NEOs participate, entitling them to potential cash payouts upon designated liquidity events in which Lone Star realizes a specified internal rate of return on its investment in the Company.	Motivates and rewards executives for increasing Company value and serves to align executive compensation with our equity holders’ realized returns; Provides retentive value.

Benefits and perquisites

•   Participation in broad-based employee plans offered to our salaried, full-time employees generally, including a 401(k) plan Company contribution of up to 4% of covered compensation and additional Company match of up to 3% of covered compensation.

•   Use of cars leased by the Company as part of its fleet lease program, together with a fuel card.

Provides competitive benefits and limited perquisites to attract and retain executives. Most of the benefits offered to our executives are similarly offered to all salaried U.S. employees.

2018 COMPENSATION-SETTING PROCESS

Compensation Committee

Compensation levels in 2018 for key executive employees, including our NEOs, were set by our Compensation Committee, or the Committee, except for the compensation of our Chief Executive Officer, or CEO, whose compensation is recommended by the Committee for approval by the independent directors of our Board. Our Chief Executive Officer provides information regarding appropriate performance goals for other senior executive officers, his evaluation of their performance, and compensation recommendations for those individuals for the Committee’s consideration. Our Compensation Committee meets in executive session without management as appropriate, at least annually, to evaluate the performance of our Chief Executive Officer and determine compensation recommendations for our CEO, including his annual bonus and any performance goals related thereto. Certain approvals regarding compensation and benefits are made by our independent directors or full Board of Directors, as further described in the Committee’s Charter.

Independent Compensation Consultant

For 2018, the Committee retained Willis Towers Watson as an independent consultant to the Compensation Committee. The independent consultant provides market data regarding compensation among our industry peers as well as larger market trends and also provides information regarding trends in pay mix, types of awards, and key governance and certain regulatory matters. The independent consultant assisted with the selection of compensation peers and performed a compensation study to assist with benchmarking the compensation of our executive officers and designing our compensation programs for 2018. The compensation consultant attends Compensation Committee meetings and advises the Committee regarding various components of executive and director compensation. The consultant assists the Committee with evaluating the alignment of pay and performance to ensure that our incentive programs are functioning as intended.

Willis Towers Watson provided these services to the Committee for fees in 2018 of approximately $77,000 and also provides other services to the Company that are unrelated to executive compensation, including broad-based health and welfare benefit brokerage and consulting services in the US and Canada and services relating to evaluation of the performance of our retirement plans in Canada, for annual fees in 2018 of approximately $400,000. The decision to engage Willis Towers Watson for these other services was made by management and approved by the Compensation Committee. Our Compensation Committee also evaluated the nature of these unrelated services, among several other relevant factors, and determined that no conflict of interest exists for Willis Towers Watson in rendering independent advice to the Committee.

Compensation Peers

Our Compensation Committee, in consultation with its independent consultant, selected a peer group against which the Compensation Committee generally benchmarks and analyzes the compensation of our executives, including with respect to base salary, annual incentive programs, and long-term incentive programs. The peer group was selected primarily based on industry and company size (one-half to two and one-half times our annual revenue), with other considerations for geographic markets where we might compete for talent. Our peer group, which remains unchanged from that used in setting 2017 compensation, consists of 17 companies from four industries, including Building Products, Construction and Engineering, Construction Materials, and Industry Machinery, and is comprised of the following companies:

Armstrong World Industries, Inc.	Masonite International Corporation	U.S. Concrete, Inc.

Builders FirstSource, Inc.	MasTec, Inc.	USG Corporation

Eagle Materials Inc.	Mueller Water Products, Inc.	Vulcan Materials Company

Flowserve Corporation	NCI Building Systems, Inc.	Watts Water Technologies, Inc.

Granite Construction Incorporated	Primoris Services Corporation	Xylem Inc.

Martin Marietta Materials, Inc.	Summit Materials, Inc.

This peer group provides the Committee with market data regarding similar companies that aids the Committee in making decisions around our executives’ compensation.

EMPLOYMENT AGREEMENTS

Jeff Bradley

Forterra Pipe & Precast, LLC entered into an employment agreement with Mr. Bradley dated as of July 8, 2015, under which he serves as Chief Executive Officer of the Company. This employment agreement established Mr. Bradley’s initial annual base salary at $800,000 per year and his initial bonus plan participation. Mr. Bradley’s employment agreement also sets forth certain severance provisions that apply in the event that he is terminated without cause (as defined in his employment agreement), resigns for good reason (as defined in his employment agreement), or terminates employment as a result of death or disability. These payments are described in further detail in the section entitled “Potential Payments Upon Termination or Change in Control” below and are subject to Mr. Bradley’s execution and nonrevocation of a mutual general release of claims and continued compliance with the restrictive covenants contained in his employment agreement, including a 12-month post-termination non-competition covenant, a 12-month post-termination employee and business contact non-solicitation provision, and a mutual non-disparagement covenant.

Charlie Brown

Forterra, Inc. entered into an employment agreement with Mr. Brown dated September 6, 2017, pursuant to which he serves as Executive Vice President and Chief Financial Officer on September 25, 2017. The Employment Agreement establishes Mr. Brown’s initial base salary at a rate of $500,000 per year and his target annual bonus at 100% of his base salary. The Employment established certain benefits related to Mr. Brown’s relocation to the Dallas-Fort Worth Texas area, including costs of a moving company, temporary living expenses in the Dallas-Fort Worth area, and travel to and from Atlanta, Georgia to Dallas-Fort Worth area for up to six (6) months after his employment began. Mr. Brown’s Employment Agreement also sets forth certain severance provisions that apply in the event that he is terminated without cause (as defined in his Employment Agreement) or resigns for good reason (as defined in his Employment Agreement). These payments are described in further detail in the section entitled “Potential Payments Upon Termination or Change in Control” below and are subject to Mr. Brown’s execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in his Employment Agreement, including a 12-month post-termination non-competition covenant, a 12-month post-termination employee and business contact non-solicitation provision, and a mutual non-disparagement covenant.

Vikrant Bhatia

Forterra, Inc. entered into an employment letter agreement with Vikrant Bhatia dated August 2, 2017 pursuant to which Mr. Bhatia initially served as our Executive Vice President. The Employment Agreement established Mr. Bhatia’s 2017 base salary at a rate of $375,000 per year and set his target annual bonus at a level equal to 75% of his base salary. Mr. Bhatia’s Employment Agreement also set forth certain severance provisions that would apply in the event that his employment were terminated without cause (as defined in his Employment Agreement), he were to resign for good reason (as defined in his Employment Agreement), or his employment were to terminate as a result of death or disability. These payments are described in further detail in the section entitled “Potential Payments Upon Termination or Change in Control” below and are subject to Mr. Bhatia’s execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in his Employment Agreement, including a 12-month post-termination non-competition covenant, a 12-month post-termination employee and business contact non-solicitation provision, and a mutual non-disparagement covenant.

Lori Browne

Forterra, Inc. entered into an Employment Agreement with Lori Browne dated as of December 18, 2017. Under the employment agreement, Ms. Browne continues to serve as Executive Vice President, General Counsel and Corporate Secretary of the Company. The Employment Agreement establishes Ms. Browne’s 2017 base salary at a rate of $350,000 per year as well as sets her target annual bonus at a level equal to 75% of her base salary. Ms. Browne’s Employment Agreement also sets forth certain severance provisions that apply in the event that she is terminated without cause (as defined in her Employment Agreement), resigns for good reason (as defined in her Employment Agreement), or terminates employment as a result of death or disability. These payments are described in further detail in the section entitled “Potential Payments Upon Termination or Change in Control” below and are subject to Ms. Browne’s execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in her Employment Agreement. The Employment Agreement contains a number of restrictive covenants, including a 12-month post-termination non-competition covenant, a 12-month post-termination employee and business contact non-solicitation provision, and a mutual non-disparagement covenant.

Mark Carpenter

Forterra, Inc. entered into an Employment Agreement with Mark Carpenter dated as of December 18, 2017 pursuant to which Mr. Carpenter served as our President for Drainage Pipe & Products through January 4, 2019, when he voluntarily terminated his employment to pursue other opportunities. The Employment Agreement established Mr. Carpenter’s 2017 base salary at a rate of $375,000 per year and set his target annual bonus at a level equal to 75% of his base salary. Mr. Carpenter’s Employment Agreement also set forth certain severance provisions that would apply in the event that his employment were terminated without cause (as defined in his Employment Agreement) or he were to resign for good reason (as defined in his Employment Agreement. These payments would have been subject to Mr. Carpenter’s execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in his Employment Agreement, including a 12-month post-termination non-competition covenant, a 12-month post-termination employee and business contact non-solicitation provision, and a mutual non-disparagement covenant. Although Mr. Carpenter remains subject to these covenants, he did not receive any severance payments in connection with his voluntary resignation effective as of January 4, 2019.

DETAILED DISCUSSION OF 2018 COMPENSATION PROGRAM

Base Salary

Our NEOs’ base salaries are established based on external market competitiveness, Company performance, individual performance, and internal equity. The base salaries are generally subject to annual review by the Committee. Effective April 1, 2018, the base salaries for Mr. Carpenter and Ms. Browne were increased to $385,000 and $375,000, respectively, which were reflective of merit increases, and Mr. Carpenter’s base salary was further increased to $425,000 effective June 1, 2018, in an effort to recognize additional internal responsibilities given to Mr. Carpenter in connection with an internal management reorganization.

NEO	2017 Annual Base Salary (as of year-end)	2018 Annual Base Salary (as of year-end)

Jeff Bradley	$825,000	$825,000

Charlie Brown	$500,000	$500,000

Vikrant Bhatia	$375,000	$375,000

Lori Browne	$350,000	$375,000

Mark Carpenter	$375,000	$425,000

Annual Incentives

The Company maintains an Annual Incentive Plan in which full-time salaried employees, including each of our NEOs participates. For 2018, each NEO’s target and potential annual bonus payouts under this plan were as reflected below and remained unchanged as a percentage of base salary for each NEO from 2017 levels.

NEO	Target Bonus (as a percentage of annual base salary)	Potential Bonus (as a percentage of annual base salary)

Jeff Bradley	100%	200%

Charlie Brown	100%	200%

Vikrant Bhatia	75%	150%

Lori Browne	75%	150%

Mark Carpenter	75%	150%

For 2018, annual bonuses were earned based on the achievement of certain company-wide or segment-level financial performance metrics as well as the achievement of individual management by objectives, or MBOs. The relative weighting of each performance target for the NEOs was as follows:

NEO	Financial Metric (Company-wide Adjusted EBITDA(1))	Financial Metric (Segment-Specific Adjusted EBITDA)	Personal MBOs

Jeff Bradley	70%		30%

Charlie Brown	70%		30%

Vikrant Bhatia	40%		60%

Lori Browne	40%		60%

Mark Carpenter		80%	20%

(1)

This non-GAAP measure includes any assets divested, including assets divested in a swap with Foley Concrete Products, through the date of disposition, as well as any acquisitions, measured from the first full quarter after the date such acquisition was completed.

The Company-wide adjusted EBITDA target for 2018 was $185.1 million, which was intended to be attainable but require significant effort on the part of our management team. The EBITDA portion of the goal also contained a threshold level of Company-wide adjusted EBITDA of at least $149.0 million which, if not met, would result in no payment for that component of the award. The payout for this component of the award could range from 0% to 200% of the target based on attainment of various points of adjusted EBITDA. After adjustments for 2018 acquisitions and divestitures as described above as well as consideration for the thresholds necessary for any payment, we achieved 96.7% of the target amount, which resulted in a payout of 91.9% of the Company-wide adjusted EBITDA metric.

In addition to his MBOs, Mr. Carpenter’s bonus was based on a segment-specific adjusted EBITDA target, which was set with the expectation that it would be achievable but would require considerable effort on his part. It was determined that Mr. Carpenter achieved 140.0% of his adjusted EBITDA target, and he received a corresponding payout on this component of his bonus.

Individual MBOs varied for each NEO and included performance metrics such as achievement of various targets on our commercial, operational and procurement savings strategies, support of our mergers and acquisitions strategy, working capital targets, and execution on key business projects relevant to the specific NEO’s primary area of responsibility.

The Compensation Committee determined that our NEOs had achieved critical goals for the Company in 2018 including the following:

NEO	Individual Goals for 2018
Jeff Bradley

•  Delivered meaningful Company-wide operational improvement, including appointment of a new senior operational leader and successful development of best practices

•  Fully implemented remediation plans to address identified material weaknesses

•  Maintained key safety measures at rates that exceeded industry 2017 performance

Charlie Brown

•  Delivered support and direction for margin expansion initiatives, with structure and accountability for the M&A process and margin expansion through review of major capital expenditures

•  Fully implemented remediation plans to address identified material weaknesses

•  Improved back-office team dynamics through developmental activities and team building, including succession plans

Vikrant Bhatia

•  Developed, defined and rolled out corporate strategy and oversaw use as framework for decision-making

•  Identified and executed at least $10 million in additional cost savings over 2017 levels

•  Provided exceptional customer service to business units from information technology, procurement, and marketing departments

•  Fully implemented remediation plans to address identified material weaknesses

•  Developed and rolled out Company mission, vision and values

Lori Browne

•  Supported corporate M&A strategy, including sale-leaseback swap deal

•  Effectively managed and minimized outside counsel expenses

•  Managed all aspects of key Company litigation efforts

•  Supported sales of excess properties to generate cash

•  Instituted training for human resources and operations teams to reduce employment claims

•  Standardized employee handbook, incorporating best practices

Mark Carpenter

•  Successfully implemented growth initiatives, above stated sales targets

•  Implemented operational excellence program within Drainage with at least $3 million in identifiable savings

•  Fully implemented remediation plans to address identified material weaknesses

•  Maintained key safety measures at rates that exceed industry standards

Based on achievement of both the adjusted EBITDA and individual MBOs, final payouts under the 2018 Annual Incentive Plan were as follows for each NEO:

NEO	Actual Bonus Payout	Percentage of Target
Jeff Bradley	$734,911	89%

Charlie Brown	$525,650	105%

Vikrant Bhatia	$334,996	119%

Lori Browne	$345,965	119%

Mark Carpenter	$453,932	142%

Equity Incentive Compensation

We maintain the 2016 Stock Incentive Plan and the 2018 Stock Incentive Plan, each of which provides long-term incentive compensation to our employees, including our NEOs, in order to align their interests with our stockholders’ long- term interests. On March 1, 2018, we granted our NEOs the following awards of non-qualified stock options, or NQSOs, which have value only to the extent that out stock price appreciates following the grant date, and restricted stock units, or RSUs, which grow in value with our share price, under the 2016 Stock Incentive Plan: Mr. Bradley received 594,545 NQSOs and 137,558 RSUs, Mr. Brown received 176,680 NQSOs and 40,878 RSUs, Mr. Bhatia received 109,091 NQSOs and 25,240 RSUs, Ms. Browne received 107,787 NQSOs and 24,938 RSUs, and Mr. Carpenter received 109,921 NQSOs and 25,432 RSUs. To arrive at these numbers, the Committee established overall target award levels for each NEO based on peer group data for comparable positions, individual and Company performance and then awarded that total value in approximately 40% stock options and 60% RSUs. Each of these awards vests ratably over a three-year period, except for Mr. Carpenter’s NQSOs and RSUs, which were forfeited upon his resignation in January 2019. See the “2018 Grants of Plan-Based Awards” table below for additional information on these awards.

Long Term Incentive Plan

Prior to our IPO, LSF9 Concrete Holdings Ltd, or Concrete Holdings, established a cash-based long term incentive plan, the LSF9 Concrete Holdings Ltd. Long Term Incentive Plan, or the LTIP. In connection with the corporate restructuring immediately prior to the IPO, on October 14, 2016, Concrete Holdings transferred sponsorship of the LTIP to Forterra, but retained economic responsibility for any payments under the LTIP. On October 19, 2016, Concrete Holdings transferred all of its remaining obligations and liabilities under the LTIP from Concrete Holdings to Forterra US Holdings, LLC, our majority stockholder.

Under the LTIP, participants are granted pool units entitling them, subject to the terms of the LTIP, to a potential cash payout upon a designated liquidity event. Generally, for purposes of the LTIP, a liquidity event occurs when:

•

Lone Star Fund IX (U.S.), L.P. and/or its affiliates sell, transfer or otherwise dispose of all or a portion of their direct and indirect ownership interests in Concrete Holdings or a respective successor entity (whether through a direct sale, merger, consolidation, reorganization, or other similar transaction) to an unrelated third party for cash;

•

A firm commitment underwritten public offering of the equity interests of Concrete Holdings or a respective successor entity is consummated that either (1) is registered under the Securities Act, or (2) results in such equity interests being admitted for trading on either the Main Market or the AIM market of the London Stock Exchange, in each case, where Lone Star Fund IX (U.S.), L.P. and/or its affiliates sell all or a portion of their direct and indirect ownership interests in Concrete Holdings or a respective successor entity, as applicable, in such offering; or

•

Forterra US Holdings pays any cash distributions to Lone Star Fund IX (U.S.), L.P. and/or its affiliates (including in connection with a sale of the assets of, or equity interests issued by, Concrete Holdings or a respective successor entity).

We are considered a successor entity of Concrete Holdings for purposes of the occurrence of a liquidity event under the LTIP. We are liable for any payment obligations triggered under the LTIP, but Forterra US Holdings, LLC will remain obligated to make payments to us in amounts equal to any payment obligations triggered under the LTIP as and when such payment obligations are triggered under the LTIP.

As of December 31, 2018, Messrs. Bradley and Carpenter and Ms. Browne each participated in the LTIP, holding a total of 350,000, 80,000, and 17,500 pool units, respectively. The total number of pool units authorized under the LTIP is 1,000,000. While it is not currently expected that the total number of pool units authorized under the LTIP would increase, there may be future limited grants out of the currently authorized but unallocated pool units under the LTIP.

Of the 350,000 pool units granted to Mr. Bradley, subject to his continued employment, 35,000 became vested on each of the first, second and third anniversaries of the August 15, 2015 grant date and the remainder will only become vested upon the occurrence of a liquidity event in which Lone Star Fund IX (U.S.), L.P. and its affiliates have sold, transferred or otherwise disposed of all of their direct or indirect ownership interests in Forterra, Inc. to an unrelated third party for cash while Mr. Bradley is still employed by Forterra Pipe and Precast, LLC or an affiliate, such a liquidity event referred to as an Exit Transaction.

However, as described in the section entitled “Potential Payments Upon Termination or Change in Control” below, even vested pool units held by an LTIP participant will remain subject to forfeiture in the event of a termination for cause (as defined in their respective employment agreements) or in the event that no Exit Transaction occurs by the sixth anniversary of the grant date and the participant is no longer employed by Forterra Pipe and Precast, LLC or an affiliate.

The units granted to Mr. Carpenter and Ms. Browne are not subject to vesting provisions but remain subject to forfeiture in the event of the NEO’s failure to comply with certain restrictive covenants, including a non-competition and non-solicitation provision, the termination of the NEO’s employment (although the NEO may retain all pool units for six months following a termination without cause, as determined by the LTIP administrator) or upon the occurrence of an Exit Transaction. Mr. Carpenter forfeited his outstanding pool units upon his resignation on January 4, 2019.

Under the LTIP, in the event of a liquidity event while the participant is still employed, the participant will be entitled to a payment based on the full number of his or her then outstanding pool units, whether or not vested at the time.

The value of a participant’s pool units is determined as of the closing date of each liquidity event relative to that participant’s interest in the incentive pool, calculated as the number of outstanding pool units (whether vested or unvested) held by the individual participant, divided by the aggregate number of pool units outstanding under the LTIP. The amount of profits credited to the incentive pool under the LTIP in connection with a liquidity event is based upon the cumulative internal rate of return (pursuant to the terms of the LTIP) realized upon the liquidity event by Forterra US Holdings’ direct and indirect equity holders immediately prior to our IPO. In addition, the incentive pool will not be credited with any amounts and no payouts will be made unless such internal rate of return is at least 15%. Payments under the LTIP, if earned pursuant to the LTIP, are made in cash within sixty days after the closing of the applicable liquidity event. The IPO did not trigger any payouts under the LTIP.

The amount of profits that are credited to the LTIP incentive pool upon a liquidity event are summarized in the table and narrative below:

Cumulative IRR Achieved from Aggregate LE Cash Received	Percentage of the Incremental LE Profit Amount to be Credited as LE Participation Amount
14.99% or less	0.0%
Over 15% up to 16.49%	2.50% of excess over 15%
Over 16.5% up to 17.99%	5.50% of excess over 16.5%
Over 18% up to 19.99%	7.00% of excess over 18%
Over 20% up to 22.99%	8.00% of excess over 20%
Over 23% up to 25.99%	9.00% of excess over 23%
Over 26% up to 28.99%	9.75% of excess over 26%
Over 29% up to 31.99%	10.00% of excess over 29%
Over 32% up to 34.99%	10.50% of excess over 32%
Over 35% up to 44.99%	12.25% of excess over 35%
Over 45%	5.00% of excess over 45%

Upon a liquidity event, the incentive pool will be credited with an amount equal to the “LE Participation Amount,” which is to be a portion of the excess of:

(i) the sum of the net cash proceeds from the event causing the liquidity event actually received by Forterra US Holdings, LLC’s direct and indirect equity owners net of transaction costs and expenses, or the LE Cash Received, plus all prior LE Cash Received (collectively with the current LE Cash Received, the Aggregate LE Cash Received), over

(ii) the beginning equity value (as defined in the LTIP) (such excess, the LE Profit Amount).

To determine such portion, Forterra US Holdings, LLC will calculate a cumulative internal rate of return, or IRR (pursuant to the terms of the LTIP) with respect to the Aggregate LE Cash Received, which will be determined separately as to each component of LE Cash Received so that the time of payment is taken into account in determining the rate of return. The incentive pool will not be credited unless and until the cumulative IRR equals or exceeds 15% but once the cumulative IRR equals or exceeds 15%, then the LE Participation Amount will be a varying percentage of the tranches of the LE Profit Amount that are required to achieve varying levels of Cumulative IRR, determined pursuant to the table above.

In the table above, the percentage in the right-hand column in any particular row is applied only to the portion of the LE Profit Amount attributable to the incremental cumulative IRR reflected in the left-hand column of such row.

As of December 31, 2018, there have been no payments under the LTIP to any of our NEOs.

Additional Compensation and Benefit Details

We provide very limited perquisites and other benefits to our executives. We do not provide our executives, including our NEOs, with special or supplemental retirement or health benefits. Our NEOs are eligible for retirement, health and welfare benefits under the same programs and subject to the same eligibility requirements that apply to our salaried, full-time employees generally. We believe that all of the benefits made available to our NEOs are reasonable and are intended to help us attract and retain them.

In 2018, we matched any contributions that employees made to our 401(k) plan in an amount of up to 4% of the employee’s covered compensation, subject to limitations on contributions set by applicable federal law. In connection with her employment, Ms. Browne has been granted the use of an automobile leased by Forterra Pipe & Precast, LLC as part of its fleet lease program, together with a fuel card that can be used for purchase of fuel for the vehicle. The aggregate incremental cost to the Company of each of these benefits is reflected in the “All Other Compensation” column of the Summary Compensation Table below.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors of Forterra, Inc.

Chris Meyer, Chair

John McPherson

Chad Lewis

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our NEOs for our fiscal years ended December 31, 2018, 2017, and 2016. Mr. Brown was not an NEO for 2016, and Mr. Bhatia was not an NEO for 2017 or 2016.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Jeff Bradley	2018	825,000	—	1,002,798	1,504,199	734,911	14,999	4,081,907
Chief Executive Officer	2017	818,750	—	1,125,011	750,005	111,375	24,392	2,821,341
	2016	800,000	—	450,000	651,563	1,222,656	15,900	3,140,119
Charlie Brown	2018	500,000	—	298,001	447,000	525,650	99,920	1,870,571
Executive Vice President and Chief Financial Officer	2017	134,615	—	300,000	450,000	53,322	36,049	973,221
Vikrant Bhatia	2018	375,000	35,000	184,000	276,000	334,997	9,605	1,214,602
President, Water Pipe & Products
Lori Browne	2018	368,761	—	181,798	272,701	345,965	29,680	1,198,905
Executive Vice President and General Counsel	2017	327,502	—	157,501	105,002	244,125	32,305	865,709
	2016	260,010	—	157,500	152,066	207,948	27,545	805,069
Mark Carpenter	2018	405,836	—	185,399	278,100	453,932	19,840	1,343,107
Former President, Drainage	2017	368,750	—	236,261	157,506	105,469	25,296	892,044
Pipe & Products	2016	320,833	—	99,000	143,378	334,714	28,811	926,736

(1)	Current position held by the NEOs as of April 2, 2019, except for Mr. Mark Carpenter, who resigned his position effective January 4, 2019.
(2)	Includes elective deferrals into our 401(k) plan.
(3)

Represents one-time payment to recognize Mr. Bhatia’s acceptance of responsibility for and contributions to the commercial team of the Water Pipe & Products segment during the third and fourth quarters of 2018.

(4)

Represents the aggregate grant date fair value of restricted stock and restricted stock unit awards granted to each of the NEOs in accordance with Accounting Standards Codification (ASC) 718 and Item 402 of Regulation S-K. For additional information on the assumptions used in determining fair value for share-based compensation, refer to Notes 2 and 18 in the Consolidated Financial Statements in our 2018 Form 10-K. Also see the “2018 Grants of Plan-Based Awards” table below for additional information on these awards. Mr. Carpenter forfeited all unvested stock awards reported in this column upon his departure on January 4, 2019.

(5)

Represents the aggregate grant date fair value of stock options granted to each of the NEOs in accordance with ASC 718 and Item 402 of Regulation S-K. The amounts reflect the fair market value at the date of grant for these awards based on a binomial value using the Black—Scholes valuation model. See the “2018 Grants of Plan-Based Awards” table below for information on these awards. The binomial value assigned to an option as of each grant date is as follows:

Date of Grant	NEO	Option Value
March 1, 2018	Messrs. Bradley, Brown, Carpenter, Bhatia and Ms. Browne	$2.53
December 12, 2017	Mr. Vikrant Bhatia	$3.64
September 25, 2017	Mr. Charlie Brown	$1.66
August 7, 2017	Mr. Vikrant Bhatia	$3.49
March 20, 2017	Messrs. Bradley and Carpenter and Ms. Browne	$7.25
October 19, 2016	Messrs. Bradley and Carpenter and Ms. Browne	$6.95

For additional information on the valuation assumptions used in determining fair value for share-based compensation, refer to Notes 2 and 18 in the Consolidated Financial Statements in our 2018 Form 10-K. Mr. Carpenter forfeited all unvested option awards reported in this column upon his departure on January 4, 2019.

(6)	These amounts reflect payments under our Annual Incentive Plan.
(7)

The “All Other Compensation” column for 2018 includes, as applicable for each NEO: (a) Company contributions made by Forterra Pipe & Precast, LLC under the Company’s 401(k) plan with respect to such period, (b) amounts paid to lease a Company vehicle under our fleet lease program described above, (c) amounts paid in connection with relocation, and (d) amounts paid as premiums in connection with group life insurance made available to our NEOs. The amounts of each benefit included for each of our NEOs are reported in the table below.

Name	Company Contributions To 401(k) Plan	Company Vehicle Payments/Car Allowance	Relocation Payments/Allowance	Group Life Insurance Premiums
Jeff Bradley	$11,000	—	—	$3,999
Charlie Brown	$11,000	—	$87,678(a)	$1,242
Vikrant Bhatia	$9,215	—	—	$390
Lori Browne	$11,000	$18,297	—	$383
Mark Carpenter	$11,000	—	—	$982

(a)

This amount includes benefits provided under the Company’s Relocation Plan, as well as amounts negotiated under Mr. Charlie Brown’s Employment Agreement to relocate from Atlanta, Georgia to the Company’s headquarters in Texas, which benefits totalled $53,417 and an additional $34,261 in payments to cover the income taxes owed by Mr. Brown in respect of these relocation benefits.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information with respect to: (1) the annual cash incentive bonuses awarded to each NEO for 2018 and (2) the awards granted to each NEO under our 2016 Stock Incentive Plan in 2018.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)(1)
Jeff Bradley	Annual Incentive Plan		n/a	825,000	1,650,000
	Restricted Stock Units	3/1/2018				137,558			1,002,798
	Stock Options	3/1/2018					594,545	7.29	1,504,199
Charlie Brown	Annual Incentive Plan		n/a	500,000	1,000,000
	Restricted Stock Units	3/1/2018				40,878			298,001
	Stock Options	3/1/2018					176,680	7.29	447,000
Vikrant Bhatia	Annual Incentive Plan		n/a	281,250	562,500
	Restricted Stock Units	3/1/2018				12,461			184,000
	Stock Options	3/1/2018					21,725	7.29	276,000
Lori Browne	Annual Incentive Plan		n/a	281,250	562,500
	Restricted Stock Units	3/1/2018				8,307			157,501
	Stock Options	3/1/2018					14,483	7.29	105,002
Mark Carpenter(6)	Annual Incentive Plan		n/a	318,750	637,500
	Restricted Stock Units	3/1/2018				25,432			185,399
	Stock Options	3/1/2018					109,921	7.29	278,100

(1)

Our Annual Incentive Plan contemplates a maximum potential award as shown above, but also permits the Compensation Committee to grant discretionary additional bonuses in excess of this amount in order to recognize exceptional Company and individual performance.

(2)

Reflects restricted stock units granted in 2018. Unless an award is forfeited prior to vesting, restricted stock units vest in approximately one-third increments on each of the first, second, and third anniversary of the grant date.

(3)

Reflects the number of non-qualified stock options granted in 2018. Unless an award is forfeited prior to vesting, option awards generally have a 10-year term and become exercisable annually over three years from the grant date in equal approximately 1/3 increments.

(4)	The closing price of Forterra, Inc. common stock per share on Grant Date.
(5)	Represents the fair value (at grant date) of stock options and RSUs granted to NEOs in 2018 in accordance with ASC 718. See footnotes 3 and 4 to the Summary Compensation Table above.
(6)	Mr. Carpenter forfeited all restricted stock unit and option awards reported in this table upon his resignation effective January 4, 2019.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2018

The following table provides information on stock option, restricted stock, and restricted stock units for each NEO that were outstanding as of the end of the fiscal year ended December 31, 2018. The market value of the stock awards is based on the closing market price of Forterra common stock on December 31, 2018 of $3.76 per share.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Option (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Jeff Bradley	0	594,545	(1)	7.29	03/01/2028	137,558	(4)	517,218

	34,479	68,970	(2)	18.96	03/20/2027	39,560	(5)	148,746

	46,874	46,876	(3)	18.00	10/19/2026	12,500	(6)	47,000

Charlie Brown	0	176,680	(1)	7.29	03/01/2028	40,878	(4)	153,701

	90,352	180,732	(7)	4.23	09/25/2027	47,284	(8)	177,788

Vikrant Bhatia	0	109,091	(1)	7.29	03/01/2028	25,240	(4)	94,902

	10,987	21,980	(9)	9.16	12/12/2027	5,823	(11)	21,894

	11,460	22,924	(10)	8.92	08/07/2027	5,980	(12)	22,485

Lori Browne	0	107,787	(1)	7.29	03/01/2028	24,938	(4)	93,767

	4,827	9,656	(2)	18.96	03/20/2027	5,539	(5)	20,827

	10,940	10,940	(3)	18.00	10/19/2026	4,376	(6)	16,454

Mark Carpenter(13)	0	109,921	(1)	7.29	03/01/2018	25,432	(4)	95,624

	7,240	14,485	(2)	18.96	03/20/2027	8,308	(5)	31,238

	10,314	10,316	(3)	18.00	10/19/2026	2,750	(6)	10,340

(1)	Options vest annually in approximately equal increments of 1/3 with remaining vesting dates of 3/1/2019, 3/1/2020 and 3/1/2021.
(2)	Options vest annually in approximately equal increments of 1/3 with remaining vesting dates of 3/20/2019 and 3/20/2020.
(3)	Options vest annually in 25% increments with remaining vesting dates of 10/19/2019 and 10/19/2020.
(4)

These restricted stock units vest in approximately equal increments of 1/3 each on the first, second and third anniversary of the Grant Date. The remaining vesting dates for these units are 3/1/2019 and 3/1/2020.

(5)

These shares of restricted stock vest in equal increments of 1/3 each on the first, second and third anniversary of the Grant Date. The remaining vesting dates for these shares are 3/20/2019 and 3/20/2020.

(6)

These shares of restricted stock vest in increments of 25% each on the first, second, third and fourth anniversary of the Grant Date. The remaining vesting dates for these shares are 10/19/2019 and 10/19/2020.

(7)	Options vest annually in approximately equal increments of 1/3 with remaining vesting dates of 9/25/2019 and 9/25/2020.
(8)

These shares of restricted stock vest in equal increments of 1/3 each on the first, second and third anniversary of the Grant Date. Remaining vesting dates for these shares are 9/25/2019 and 9/25/2020.

(9)	Options vest annually in approximately equal increments of 1/3 with remaining vesting dates of 12/12/2019 and 12/12/2020.
(10)	Options vest annually in approximately equal increments of 1/3 with remaining vesting dates of 8/7/2019 and 8/7/2020.
(11)

These restricted stock units vest in approximately equal increments of 1/3 each on the first, second and third anniversary of the Grant Date. The remaining vesting dates for these restricted stock units are 12/12/2019 and 12/12/2020.

(12)

The shares of restricted stock vest in approximately equal increments of 1/3 each on the first, second and third anniversary of the Grant Date. Remaining vesting dates for these shares are 8/7/2019 and 8/7/2020.

(13)	Mr. Carpenter forfeited all of his unvested options and unvested restricted stock and restricted stock units upon his voluntary resignation of his employment effective January 4, 2019.

OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning the vesting of restricted stock and restricted stock units during the fiscal year ended December 31, 2018 for each of our NEOs. There were no stock options exercised by our NEOs during 2018. For more information on our equity compensation plan, see the “Equity Incentive Compensation” section of the “Compensation Discussion and Analysis.”

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Jeff Bradley(2)	0	0	26,026	195,203

Charlie Brown(3)	0	0	23,638	181,067

Vikrant Bhatia(4)	0	0	5,900	39,519

Lori Browne(5)	0	0	4,955	33,844

Mark Carpenter(6)	0	0	5,528	41,304

(1)	There were no stock options exercised by our NEOs during 2018.
(2)

The number of shares acquired on vesting and value realized on vesting reflects the combined total of the 19,777 shares of restricted stock that vested with a closing market price of $8.30 on March 20, 2018 and the 6,250 shares of restricted stock that vested with a closing market price of $4.97 on October 19, 2018.

(3)	The number of shares acquired on vesting and value realized on vesting reflects the 23,638 shares of restricted stock that vested with a closing market price of $7.66 on September 25, 2018.
(4)

The number of shares acquired on vesting and value realized on vesting reflects the combined total of the 2,989 shares of restricted stock that vested with a closing market price of $8.80 on August 7, 2018 and the 2,911 restricted stock units that vested with a closing market price of $4.54 on December 12, 2018.

(5)

The number of shares acquired on vesting and value realized on vesting reflects the combined total of the 2,768 shares of restricted stock that vested with a closing market price of $8.30 on March 20, 2018 and the 2,187 shares of restricted stock that vested with a closing market price of $4.97 on October 19, 2018.

(6)

The number of shares acquired on vesting and value realized on vesting reflects the combined total of the 4,153 shares of restricted stock that vested with a closing market price of $8.30 on March 20, 2018 and the 1,375 shares of restricted stock that vested with a closing market price of $4.97 on October 19, 2018.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Equity Awards

Under the stock option, restricted stock unit, and restricted stock awards granted to our NEOs under our 2016 Stock Incentive Plan, if the relevant NEO’s employment were to terminate as a result of death, disability, retirement (at or after age 55 with 5 years of service or at or after age 50 with 80 points, with points meaning the sum of age and years of service) or under the terms of a transaction constituting a Change in Control (as defined in our 2016 Stock Incentive Plan) without cause within 24 months following such Change in Control: (a) all unvested restricted stock and restricted stock unit awards would vest, and (b) all unvested stock options would vest and remain exercisable for a period of 12 months from the date of termination. None of our NEOs are “retirement” eligible under this definition.

Jeff Bradley

Pursuant to his July 8, 2015 employment agreement, subject to execution and non-revocation of a mutual general release of claims and continued compliance with the restrictive covenants contained in his employment agreement, which are described in the section entitled “Employment Agreements” above, Mr. Bradley is entitled to the following benefits in the event of a termination of his employment without cause (as defined in his employment agreement) or a resignation by Mr. Bradley for good reason (as defined in his employment agreement): (1) continued payment of his base salary for a period of 12 months post-termination; (2) payment of a pro-rated annual bonus for the year of termination based on actual performance for such year, payable at the time bonuses for such year are paid to other executives; (3) payment of 100% of his target annual bonus in a single lump sum as of the date of termination; and (4) payment or reimbursement for the cost of up to 12 months of continuation coverage provided in accordance with the Consolidated Omnibus Budget Reconciliation Act (COBRA). In the event of Mr. Bradley’s death or disability, he, or his estate, as applicable, is entitled to a pro-rated annual bonus for the year of termination based on actual performance for such year, payable at the time bonuses for such year are paid to other executives, and such additional payments, if any, as determined by the Forterra Pipe and Precast, LLC Board of Directors in its sole discretion.

In addition, under his LTIP award agreement, in the event of a termination of employment for any reason other than cause (as defined in his employment agreement), Mr. Bradley is entitled to retain any vested pool units he holds as of his termination of employment for a period through the later of August 15, 2021 or the date of his termination of employment. As of December 31, 2018, 105,000 of Mr. Bradley’s LTIP pool units have vested.

Assuming Mr. Bradley’s employment was terminated as of December 31, 2018, and a change in control had occurred as of such date, the payments and benefits that would have been provided to him in connection with his separation would have been as follows:

	Base Salary Continuation	Pro-rated 2018 Annual Bonus	Target Bonus	Health Care Coverage Continuation (1)	Stock Options, RSUs and Restricted Shares (2)	LTIP Units (3)	Total
Termination without Cause or Resignation for Good Reason not in Connection with a Change in Control	$825,000	$734,911	$825,000	$27,534	All unvested awards are forfeited	Vested units remain Outstanding through August 15, 2021	$2,412,445
Termination without Cause in Connection with a Change in Control	$825,000	$734,911	$825,000	$27,534	$712,964	Vested units remain Outstanding through August 15, 2021	$3,125,409
Death or Disability	n/a	$734,911	n/a	n/a	$712,964	n/a	$1,447,875
(1)	Based on applicable COBRA rates in effect under Forterra Pipe and Precast, LLC’s group health plan as of December 31, 2018.

(2)

As of December 31, 2018, 50% of the stock options and restricted stock granted on October 19, 2016 had vested, and one-third of the stock options and restricted stock granted on March 20, 2017 had vested, and none of the stock options and restricted stock granted on March 1, 2018 had vested. However, in the event of a termination as a result of death, disability, or without cause within 24 months of a change in control all of Mr. Bradley’s unvested stock options and restricted shares would have accelerated. The value included above reflects the number of shares that would have accelerated multiplied by the closing price per share of our common stock of $3.76 on December 31, 2018, the last trading day of our fiscal year, less the relevant exercise price (in the case of stock options).

(3)

105,000 of Mr. Bradley’s pool units had vested as of December 31, 2018, but their value is not determinable until an liquidity event has occurred as detailed above in the “Details of 20176 Compensation Program—Long Term Incentive Plan.”

Charlie Brown

Pursuant to his September 6, 2017 employment agreement, subject to execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in his employment agreement, described in the section entitled “Employment Agreements” above, Mr. Charlie Brown is entitled to the following benefits in the event of a termination of his employment without cause (as defined in his employment agreement) or a resignation by Mr. Charlie Brown for good reason (as defined in his employment agreement): (1) continued payment of his base salary for a period of 12 months post-termination; (2) payment of a pro-rated annual bonus for the year of termination based on actual performance, payable at the time bonuses for such year are paid to other executives; and (3) availability of continuation coverage in accordance with COBRA at the rates applicable to him immediately prior to termination for a period of 12 months post-termination. In the event of Mr. Charlie Brown’s death or disability, he, or his estate, as applicable, is entitled to any payments determined by the Board in its sole and absolute discretion.

Assuming Mr. Charlie Brown’s employment was terminated as of December 31, 2018, and where noted, a change in control had occurred as of such date, the payments and benefits that would have been provided to him in connection with his separation would have been as follows:

	Base Salary Continuation	Pro-rated 2018 Annual Bonus	Health Care Coverage Continuation (1)	Stock Options, RSUs and Restricted Shares (2)	Total
Termination without Cause or Resignation for Good Reason not in Connection with a Change in Control	$500,000	$525,650	$34,398	All unvested awards are forfeited	$574,818
Termination without Cause in Connection with a Change in Control	$500,000	$525,650	$34,398	$2,649,581	$3,224,399
Death or Disability	n/a	$525,650	n/a	$2,649,581	$2,702,803
(1)	Based on applicable COBRA rates in effect under Forterra Pipe and Precast, LLC’s group health plan as of December 31, 2018.

(2)

As of December 31, 2018, one-third of the stock options and restricted shares granted on September 25, 2017 had vested according to the terms of the award agreements and none of the stock options and restricted stock granted on March 1, 2018 had vested. However, in the event of a termination as a result of retirement, death, disability or without cause within 24 months of a change in control all of Mr. Charlie Brown’s unvested stock options and restricted shares would have accelerated. The value included above reflects the number of shares that would have accelerated multiplied by the closing price per share of our common stock of $3.76 on December 31, 2018, the last trading day of our fiscal year, less the relevant exercise price (in the case of stock options).

Vikrant Bhatia

Pursuant to the August 2, 2017 letter agreement relating to his employment, subject to execution and nonrevocation of a general release of claims and continued compliance with certain restrictive covenants relating to non-competition and non-solicitation of Company employees, described in the section entitled “Employment Agreements” above, Mr. Bhatia is entitled to the following benefits in the event of a termination of his employment by Forterra without cause (as defined in his employment agreement) or a resignation by Mr. Bhatia for good reason (as defined in his employment agreement): (1) continued payment of his base salary for a period of 12 months post-termination; (2) payment of a pro-rated annual bonus for the year of termination based on actual performance, payable at the time bonuses for such year are paid to other executives; and (3) availability of continuation coverage in accordance with COBRA at the rates applicable to him immediately prior to termination for a period of 12 months post-termination. In the event of Mr. Bhatia’s death or disability, he, or his estate, as applicable, is entitled to payment of a pro-rated annual bonus for the year of termination, payable at the time bonuses for such year are paid to other executives, in an amount determined by the Forterra, Inc. Board of Directors in its sole discretion.

Assuming Mr. Bhatia’s employment was terminated as of December 31, 2018, and where noted, a change in control had occurred as of such date, the payments and benefits that would have been provided to him in connection with his separation would have been as follows:

	Base Salary Continuation	Pro-rated 2018 Annual Bonus	Health Care Coverage Continuation (1)	Stock Options, RSUs and Restricted Shares (2)	Total
Termination without Cause or Resignation for Good Reason not in Connection with a Change in Control	$375,000	$334,996	$34,398	All unvested awards are forfeited	$744,394
Termination without Cause in Connection with a Change in Control	$375,000	$334,996	$34,398	$139,281	$883,675
Death or Disability	n/a	$334,996	n/a	$139,281	$474,277
(1)	Based on applicable COBRA rates in effect under Forterra Pipe and Precast, LLC’s group health plan as of December 31, 2018.

(2)

As of December 31, 2018, one-third of the stock options and restricted shares granted on August 7, 2017 and December 12, 2017 had vested according to the terms of the award agreements and none of the stock options and restricted stock granted on March 1, 2018 had vested. However, in the event of a termination as a result of death, disability or without cause within 24 months of a change in control all of Mr. Bhatia’s unvested stock options and restricted shares would have accelerated. The value included above reflects the number of shares that would have accelerated multiplied by the closing price per share of our common stock of $3.76 on December 31, 2018, the last trading day of our fiscal year, less the relevant exercise price (in the case of stock options).

Lori Browne

Pursuant to her December 18, 2017 employment agreement, subject to execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in her employment agreement, described in the section entitled “Employment Agreements” above, Ms. Browne is entitled to the following benefits in the event of a termination of her employment by Forterra, Inc. without cause (as defined in her employment agreement) or a resignation by Ms. Browne for good reason (as defined in her employment agreement): (1) continued payment of her base salary for a period of 12 months post-termination; (2) payment of a pro-rated annual bonus for the year of termination based on actual performance, payable at the time bonuses for such year are paid to other executives; and (3) availability of continuation coverage in accordance with COBRA at the rates applicable to her immediately prior to termination for a period of 12 months post-termination. In the event of Ms. Browne’s death or disability, she, or her estate, as applicable, is entitled to any payments determined by the Board in its sole and absolute discretion.

In addition, under her LTIP award agreement, in the event of a termination of employment for any reason other than cause (as defined in his employment agreement), Ms. Browne is entitled to retain any pool units she holds as of her termination of employment for a period of six months after termination of employment. None of Ms. Browne’s LTIP pool units are currently vested.

Assuming Ms. Browne’s employment was terminated as of December 31, 2018, and where noted, a change in control had occurred as of such date, the payments and benefits that would have been provided to her in connection with her separation would have been as follows:

	Base Salary Continuation	Pro-rated 2018 Annual Bonus	Health Care Coverage Continuation (1)	Stock Options, RSUs and Restricted Shares (2)	LTIP Units (3)	Total
Termination without Cause or Resignation for Good Reason not in Connection with a Change in Control	$375,000	$345,965	n/a	All forfeit	Remain outstanding through June 30, 2019	$720,965
Termination without Cause in Connection with a Change in Control	$375,000	$345,965	n/a	$131,048	Remain Outstanding through June 30, 2019	$852,013
Death or Disability	n/a	$345,965	n/a	$131,048	n/a	$477,010
(1)	Ms. Browne does not currently participate in the Company’s group health plan.

(2)

As of December 31, 2018, 50% of the stock options and restricted shares granted on October 19, 2016 had vested and one-third of the stock options and restricted shares granted on March 20, 2017 had vested according to the terms of the award agreements. However, in the event of a termination as a result of death, disability or without cause within 24 months of a change in control all of Ms. Browne’s unvested stock options and restricted shares would have accelerated. The value included above reflects the number of shares that would have accelerated multiplied by the closing price per share of our common stock of $3.76 on December 31, 2018, the last trading day of our fiscal year, less the relevant exercise price (in the case of stock options).

(3)	Had she been terminated on December 31, 2018, the 17,500 pool units granted to Ms. Browne would have remained outstanding through June 30, 2019 under the terms of her LTIP Award Agreement.

Mark Carpenter

Mr. Carpenter voluntarily terminated his employment with the Company on January 4, 2019 to pursue other opportunities. Pursuant to his employment agreement entered into on December 18, 2017, the resignation was without good reason (as defined in his employment agreement) and he was not entitled to any compensation or any other benefits in connection with his termination of employment.

CEO PAY RATIO

We have prepared the following information in accordance with the requirements of Item 402(u) of Regulation S-K. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

For purposes of determining our median-compensated employee, we prepared a list of all 4,820 individuals employed by us as of December 31, 2018, which included all full-time, part-time, temporary and seasonal

(summer) employees. As permitted by SEC rules, we then excluded 247 employees of our U.S. Pipe Mexico operation. We then ordered the list based on each employee’s annual cash compensation. With a global employee population of 4,820, the total number of employees used for the calculation was 4,573 based on the above exemption. We applied the December 31, 2018 exchange rate of .74 for Canadian employee salaries. From this list, our median-compensated employee’s 2018 annual total compensation was $57,794 and total annual compensation for Jeff Bradley, our Chief Executive Officer was $4,081,907.

The ratio of our CEO’s 2018 annual total compensation to the 2018 annual total compensation for our median-compensated employee was 70.6 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above.

SECURITY OWNERSHIP

The following table presents information concerning the beneficial ownership of the shares of our common stock as of the Record Date by (1) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, (2) each of our directors and NEOs and (3) all of our directors and executive officers as a group. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless indicated below, the address of each individual listed below is c/o 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Total Outstanding Common Stock (%)
5% Stockholder and Selling Stockholder
Forterra US Holdings, LLC(1)	45,107,250	70.2%
Named Executive Officers
Jeff Bradley(2)(3)(4)	509,178	*
Charlie Brown(5)	270,530	*
Vikrant Bhatia(6)	104,099	*
Lori Browne(7)	98,005	*
Mark Carpenter(8)	23,403	*
Directors
Richard “Chip” Cammerer, Jr.(4)	—	—
Rafael Colorado(4)	—	—
Robert Corcoran(4)	—	—
Chad Lewis(4)	—	—
Clint McDonnough(9)	30,902	*
John McPherson(9)	42,351	*
Chris Meyer(4)	62,500	*
Allison Navitskas(4)	—	—
Jacques Sarrazin(9)	18,563	*
All directors and executive officers as a group (14 persons)(10)	1,159,531	1.8%

*	Represents less than 1% of total outstanding common stock.
(1)

Forterra US Holdings, LLC is a Delaware limited liability company and is wholly owned by Mid Holdings. Mid Holdings is a Jersey limited company and is wholly owned by Concrete Holdings, a Jersey limited company. Concrete Holdings is wholly owned by LSF9 Concrete Ltd, a Jersey limited company. LSF9 is wholly owned by LSF9 Concrete II Ltd, a Jersey limited company. LSF9 Concrete II Ltd is wholly owned by Stardust Holdings, a Bermuda limited partnership. Stardust Holdings is controlled by its general partner, LSF9 Stardust

GP, LLC, a Delaware limited liability company, which is controlled by Lone Star Fund IX (U.S.), L.P., a Delaware limited partnership, which is controlled by its general partner, Lone Star Partners IX, L.P., a Bermuda exempted limited partnership, which is controlled by its general partner, Lone Star Management Co. IX, Ltd., a Bermuda exempted company, which is controlled by its sole owner (stockholder) John P. Grayken. The address for Mid Holdings, Concrete Holdings, LSF9 and LSF9 Concrete II Ltd is 47 Esplanade, St. Heiler, Jersey JE1 0BD. The address for Stardust Holdings, Lone Star Partners IX, L.P. and Lone Star Management Co. IX, Ltd. is Washington Mall, Suite 304, Third Floor, 7 Reid Street, Hamilton HM 11, Bermuda. The address for all other persons is 2711 North Haskell Avenue, Suite 1700, Dallas, Texas 75204.
(2)	Mr. Bradley is also a Director.
(3)	Includes options to purchase 232,641 shares of common stock and 45,848 restricted stock units that have vested or will vest within 60 days of the Record Date.
(4)

Owns interests in entities which own direct or indirect non-controlling interests in Forterra US Holdings, LLC and therefore expressly disclaims any beneficial ownership of our common stock owned by Forterra US Holdings, LLC.

(5)	Includes options to purchase 58,887 shares of common stock and 13,624 restricted stock units that have vested or will vest within 60 days of the Record Date.
(6)	Includes options to purchase 36,360 shares of common stock and 8,412 restricted stock units that have vested or will vest within 60 days of the Record Date.
(7)	Includes options to purchase 40,752 shares of common stock and 8,311 restricted stock units that have vested or will vest within 60 days of the Record Date.
(8)	Based on the last information available to the Company as of April 18, 2018, includes 16,500 shares held directly.
(9)	Includes 11,403 restricted stock units that have vested or will vest within 60 days of the Record Date.
(10)	Includes options to purchase 309,753 shares of common stock and 96,780 restricted stock units that have vested or will vest within 60 days of the Record Date

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, except as set forth below, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended December 31, 2018, except for a late Form 3 report for Rafael Colorado, a director, which was filed on January 15, 2019 in respect of his joining the Board on September 28, 2018, and a late Form 4 filed by Vikrant Bhatia, an executive officer, which was filed on March 18, 2019 with respect to two separate vestings of restricted stock units on December 12, 2018 and March 1, 2019. Additionally, on March 18, 2019, a late Form 4 report was filed for each of Jeff Bradley, Charlie Brown and Lori Browne with respect to the vesting of restricted stock units on March 1, 2019.

RELATED PARTY TRANSACTIONS

In connection with our IPO, we implemented a written policy pursuant to which our Audit Committee reviews and approves or ratifies transactions with our directors, executive officers and holders of more than 5% of our voting securities and their affiliates (each, a related party). Prior to approving or ratifying any transaction with a related party, the Audit Committee will consider the material facts as to the related party’s relationship with us or interest in the transaction. We did not have a formal review and approval policy for related party transactions at the time of any transaction described below.

RELATIONSHIPS WITH LONE STAR AND AFFILIATES

Lone Star currently owns 70.2% of our outstanding common stock. For as long as Lone Star and its affiliates continue to beneficially own shares of common stock representing more than a majority of the voting power of our common stock, they will be able to direct the election of all of the members of our Board and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock and the payment of dividends. Similarly, Lone Star will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in our control and could take other actions that might be favorable to them.

Registration Rights Agreement—We entered into a registration rights agreement with Lone Star in connection with our IPO. The terms of the registration rights agreement include provisions for demand registration rights and piggyback registration rights in favor of Lone Star. The registration rights agreement does not provide for the payment of any consideration by us to Lone Star if a registration statement for the resale of shares of common stock held by Lone Star is not declared effective or if the effectiveness is not maintained. All of Lone Star’s 45,107,250 shares of our common stock are entitled to these registration rights.

Tax Receivable Agreement—In connection with our IPO, we entered into a tax receivable agreement with Lone Star that provides for, among other things, the payment by us to Lone Star of 85% of the amount of certain covered tax benefits that we and our subsidiaries have generated or are expected to generate, which may reduce the actual liability for certain taxes that we might otherwise be required to pay. The tax benefits subject to the tax receivable agreement, or the Covered Tax Benefits, include: (i) all depreciation and amortization deductions, and any offset to taxable income and gain or increase to taxable loss, resulting from the tax basis that we had in our assets as of the time of the consummation of our IPO, (ii) the utilization of our and our subsidiaries’ net operating losses and tax credits, if any, attributable to periods prior to our IPO, (iii) deductions in respect of payments made, funded or reimbursed by an initial party to the tax receivable agreement (other than us or one of our subsidiaries) or an affiliate thereof to participants under the LTIP, (iv) deductions in respect of transaction expenses attributable to the acquisition of U.S. Pipe and (v) certain other tax benefits attributable to payments made under the tax receivable agreement. The tax receivable agreement provides for payments to Lone Star in an amount equal to 85% of the aggregate reduction in U.S. federal, state, local and non-U.S. income taxes payable realized by us and our subsidiaries (using an assumed combined state and local income tax rate of 5%) from the utilization of such Covered Tax Benefits.

The obligations under the tax receivable agreement are our obligations and not obligations of our subsidiaries and are not conditioned upon Lone Star maintaining a continued direct or indirect ownership interest in us. For purposes of the tax receivable agreement, the aggregate reduction in income tax payable by us are computed by comparing our actual income tax liability with our hypothetical liability (using an assumed combined state and local income tax rate of 5%) had we not been able to utilize the Covered Tax Benefits, taking into account several assumptions and adjustments, including, for example, that:

•	we will pay state and local taxes at a rate of 5%, even though our actual effective state and local tax rate may be materially lower;
•	tax benefits existing at the time of our IPO are deemed to be utilized before any post-closing/after-acquired tax benefits;
•	a non-taxable transfer of assets by us to a non-consolidated entity is treated under the tax receivable agreement as a taxable sale at fair market value; and
•

a taxable sale or other taxable transfer of subsidiary stock by us is (in cases where the subsidiary’s tax basis in its assets exceeds our tax basis in the subsidiary’s stock) treated under the tax receivable agreement as a taxable sale of the subsidiary’s assets.

The foregoing assumptions and adjustments could cause us to be required to make payments under the tax receivable agreement that are significantly greater than the benefits we realize in respect of the Covered Tax Benefits. The tax receivable agreement will remain in effect until all Covered Tax Benefits have been used or expired, unless the agreement is terminated early, as described below.

We expect that the payments we make under the tax receivable agreement could be substantial. Based on our current estimates, as included in our 2018 Annual Report on Form 10-K, and assuming no material changes in the relevant tax law, and that we and our subsidiaries earn sufficient taxable income to realize the full tax benefits subject to the tax receivable agreement, we expect that future payments under the tax receivable agreement will aggregate to approximately $88.8 million (excluding any payments that may be made to Lone Star under the tax receivable agreement as a result of tax benefits recognized in connection with payments under the LTIP). Depending on the amount and timing of our future earnings (if any) and on other factors, including the effect of any limitations imposed on our ability to use the Covered Tax Benefits, it is possible that all payments required under the tax receivable agreement could become due within a relatively short period of time. The actual amount and utilization of the Covered Tax Benefits, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the amount, character, and timing of our and our subsidiaries’ taxable income in the future.

Payments under the tax receivable agreement are generally due within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, but interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Late payments will generally accrue interest at a rate of LIBOR plus 500 basis points. The tax receivable agreement provides that if, at any time, we elect an early termination of the tax receivable agreement with approval of a majority of our independent directors and with Lone Star’s consent, we are in material breach of our obligations under the agreement, or certain credit events described in the tax receivable agreement occur with respect to us (including a breach of the leverage covenant described below), we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits to Lone Star. Such payment would be based on certain valuation assumptions, including the assumption that we and our subsidiaries have sufficient taxable income and tax liabilities to fully utilize such tax benefits. We may elect to completely terminate the tax receivable agreement early only with the written approval of Lone Star. The tax receivable agreement also provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, our (or our successor’s) payments under the tax receivable agreement for each taxable year after any such event would be based on certain valuation assumptions, including the assumption that we and our subsidiaries have sufficient taxable income to fully utilize the Covered Tax Benefits. Accordingly, payments under the tax receivable agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the benefits we realize in respect of the tax attributes subject to the tax receivable agreement.

In addition, were the Internal Revenue Service to successfully challenge the availability or amount of any of the Covered Tax Benefits, Lone Star would not reimburse us for any payments previously made under the tax receivable agreement, but future payments under the tax receivable agreement, if any, would be netted against any unreimbursed payments to reflect the result of any such successful challenge by the Internal Revenue Service. As a result, we could make payments under the tax receivable agreement in excess of our actual cash savings in income tax.

We have full responsibility and sole discretion over all tax matters concerning the Company. However, we are required to notify Lone Star of any audit by a taxing authority, the outcome of which is reasonably expected to affect Lone Star’s rights under the tax receivable agreement. We do not have the right to enter into any settlement of such an audit without the consent of Lone Star (not to be unreasonably withheld, conditioned or delayed). For so long as the tax receivable agreement remains outstanding, we are restricted from entering into any agreement that would be materially more restrictive with respect to our ability to make payments under the tax receivable agreement than the terms of our credit agreements entered into in connection with our IPO or, unless permitted by the terms of such credit agreements or any replacement credit agreements to the extent the terms thereof are no less restrictive in this regard than the applicable credit agreement it replaced, incurring debt that would cause our consolidated net leverage ratio (the ratio of consolidated funded indebtedness less unrestricted cash to consolidated EBITDA) to exceed a certain specified ratio, in each case without the prior written consent of Lone Star (not to be unreasonably withheld, conditioned or delayed).

In fiscal year 2018, we made aggregate payments to Lone Star $30.4 million under the tax receivable agreement.

Certain risks related to the tax receivable agreement are discussed in greater detail in Item 1A, Risk Factors, in our 2018 Form 10-K.

EXECUTIVE OFFICER AND DIRECTOR INDEMNIFICATION AGREEMENTS

Our amended and restated bylaws permit us to indemnify our executive officers and directors to the fullest extent permitted by law, subject to limited exceptions. We have entered into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

STOCKHOLDERS’ PROPOSALS

Only stockholders meeting certain criteria outlined in the Company’s Bylaws are eligible to submit nominations for election to the Board or to bring other proper business before an annual meeting. Under the Company’s Bylaws, stockholders who wish to nominate persons for election to the Board or bring other proper business before an annual meeting must give proper notice to the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Therefore, notices regarding nominations of persons for election to the Board and other proper business for consideration at the 2020 annual meeting of stockholders must be submitted to the Company no earlier than January 23, 2020 and no later than February 22, 2020. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company’s Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. Notices must be delivered to the Secretary of the Company in writing at its principal executive offices at Forterra, Inc., 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062. If timely notice of a matter is not received by the Company (or if notice is timely but the stockholder fails to satisfy the requirements of SEC Rule 14a-4), then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy cards if the matter is raised at the Annual Meeting.

In order to be included in the Company’s Proxy Statement and form of proxy relating to the 2020 annual meeting, stockholder proposals must be received by the Secretary of the Company no later than December 21, 2019.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” can provide extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Any such requests to the Company in writing should be addressed to: Forterra, Inc., 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062, Attention: General Counsel; phone (469) 458-7973.

ADDITIONAL INFORMATION

The Company’s annual audited financial statements and review of operations for fiscal year ended December 31, 2018 can be found in our 2018 Form 10-K. A copy of our 2018 Form 10-K is being mailed concurrently with this Proxy Statement to each stockholder of record on the Record Date.

You can also access a copy of our 2018 Form 10-K on the Company’s website at forterrabp.com. The Company will furnish without charge a copy of our 2018 Form 10-K, including the financial statements and any schedules thereto or to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on the Record Date. The Company will also furnish copies of any exhibits to our 2018 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Forterra, Inc., 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062, Attention: General Counsel.

OTHER BUSINESS

The Board does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

Lori M. Browne

Executive Vice President and General Counsel

Irving, Texas

April 19, 2019

ANNUAL MEETING OF FORTERRA, INC.

Date:	Wednesday, May 22, 2019
Time:	9:00 A.M. (Central Daylight Time)
Place:	511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062 See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only
• Board of Directors Recommends a Vote FOR the Election of Directors in Proposal 1; • Board of Directors Recommends a Vote FOR Proposals 2 and 3.
1: Election of Directors				Directors Recommend ¯
	For		Withhold
01 Clint McDonnough 02 John McPherson 03 Jacques Sarrazin	☐ ☐ ☐		☐ ☐ ☐	For For For

	For	Against	Abstain
2: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.	☐	☐	☐	For
	For	Against	Abstain
3: To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐	For
4: To conduct such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

To attend the meeting and vote your shares in person, please mark this box	☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to Be Held on May 22, 2019.

The Proxy Statement and accompanying 2018 Annual Report to Stockholders are available at www.proxypush.com/FRTA.

Annual Meeting of Forterra, Inc.

to be held on Thursday, May 22, 2019

for Holders as of April 2, 2019

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE
Go To		866-829-5135
www.proxypush.com/FRTA
• Cast your vote online.	OR	• Use any touch-tone telephone.
• View meeting documents.		• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.
MAIL

OR	• Mark, sign and date your Proxy Card.
• Detach your Proxy Card.
• Return your Proxy Card in the postage-paid envelope provided.

The undersigned hereby appoints Jeff Bradley and Lori Browne, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Forterra, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3.

PROXY TABULATOR FOR FORTERRA, INC. P.O. BOX 8016 CARY, NC 27512-9903

Revocable Proxy — Forterra, Inc.

Annual Meeting of Stockholders

May 22, 2019 9:00 a.m. (Central Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Jeff Bradley and Lori Browne, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Forterra, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on May 22, 2019 at 9:00 a.m. at the offices of Forterra, Inc. at 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062, and any and all adjournments thereof, as set forth below.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Proposal 1 and FOR the Proposals in Items 2 and 3.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)